Form 10KSB, Exhibit 13
period 1995-12-31
SAFETY FUND CORP
filed 1996-04-01
CIK 86134

1995

                              [LOGO APPEARS HERE]

                                                                          Annual
                                                                          Report

                          The Safety Fund Corporation
                          Safety Fund National Bank

                          1995 Letter to Shareholders
- --------------------------------------------------------------------------------





     Dear Shareholders:

     It is with great satisfaction that we report to you that The Safety Fund Corporation earned a net profit of $1,852,889 or $1.12 per share for 1995. This performance represents a substantial improvement over 1994, at which time the Company reported a year end net profit of $158,048 or $0.10 per share (adjusted for 1995 stock split in the form of a stock dividend).

        During the fourth quarter, the Company earned a net profit after taxes of $602,384 or $0.36 per share, compared with a net profit of $326,008 or $0.20 per share (adjusted for 1995 stock split in the form of a stock dividend) for the corresponding quarter in 1994, an increase of $276,376.

        The improvement in 1995 earnings performance was attributable to a large increase in net interest income and a substantial reduction in the loan loss provision. Net interest income increased $1,779,685 or 14.8% compared to 1994, primarily due to above average loan growth and a favorable interest rate environment. The level of nonaccrual loans, troubled debt restructurings accruing interest, other real estate owned and loans contractually past due 90 days and still accruing interest declined by $1,996,272 or 38.2% to $3,228,776. This decline contributed to the reduction of $899,605 or 40.9% in the loan loss provision from $2,199,605 in 1994 to $1,300,000 in 1995. Further reduction in the level of troubled assets will remain an important strategic initiative in the coming year.

        With the quality of our overall loan portfolio improving, management was able to focus on growing the Company during 1995. Total deposits grew $17,313,955 or 7.4%, with the majority of the growth occurring in retail deposits. Total loans grew $18,975,490 or 13.4%, primarily due to more aggressive marketing of our commercial loans, residential real estate loans and home equity lines of credit.

        The growth in noninterest expense was $591,052 or 4.4%. However, this growth includes a fourth quarter valuation write-down of $344,765 for one of the Company's premises.

        1995 was certainly a significant year in the history of The Safety Fund Corporation and an important year for our shareholders. We expect the coming year and our proposed partnership with CFX Corporation of Keene, N.H. to be even better.


     Sincerely,

     /s/ Thomas P. Kelly                   /s/ Christopher W. Bramley

     Thomas P. Kelly                       Christopher W. Bramley
     Chairman of the Board                 President and Chief Executive Officer

                        Report of Independent Auditors
- --------------------------------------------------------------------------------
     [LOGO OF KPMG PEAT MARWICK LLP APPEARS HERE]
     -----------------------------------------------------------------
     KPMG Peat Marwick LLP
     Certified Public Accountants
     99 High Street
     Boston, MA 02110-2371


     The Board of Directors and Stockholders
     The Safety Fund Corporation:

     We have audited the accompanying consolidated balance sheets of The Safety Fund Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Safety Fund Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                  /s/ KPMG Peat Marwick LLP

     January 22, 1996

                         Report of Independent Auditors
- --------------------------------------------------------------------------------
     [LOGO OF ERNST & YOUNG LLP APPEARS HERE]


     The Board of Directors and Stockholders
     The Safety Fund Corporation

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of The Safety Fund Corporation for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of The Safety Fund Corporation for the year ended December 31, 1993, in conformity with generally accepted accounting principles.


                                                   /s/ Ernst & Young LLP

     Boston, Massachusetts
     January 28, 1994

                          Consolidated Balance Sheets
- --------------------------------------------------------------------------------

                                                                                             December 31,
                                                                                     -----------------------------
  Assets                                                                                1995              1994
                                                                                     ------------     ------------
  Cash and due from banks (Note 12)                                                  $ 13,305,505     $ 15,223,830
  Federal funds sold                                                                    2,500,000        3,300,000
  Investment securities available for sale (amortized cost of $62,427,502 in
     1995 and $56,788,854 in 1994) (Notes 2 and 7)                                     63,737,909       54,537,725
  Investment securities held to maturity (market value of $41,024,069 in 1995
     and $43,213,908 in 1994) (Notes 2 and 7)                                          39,924,078       45,598,639
  Loans (Note 3)                                                                      160,433,831      141,458,341
  Less allowance for possible loan losses (Note 4)                                     (7,350,150)      (6,417,407)
                                                                                     ------------     ------------
          Net loans                                                                   153,083,681      135,040,934
                                                                                     ------------     ------------
  Premises and equipment, net (Note 5)                                                  9,638,596       10,842,035
  Accrued interest receivable                                                           2,473,884        2,194,161
  Other real estate owned, net (Note 4)                                                    50,000          533,470
  Deferred income tax asset, net (Note 8)                                               1,665,799        2,376,167
  Other assets                                                                          1,103,800        1,413,796
                                                                                     ------------     ------------
          Total assets                                                               $287,483,252     $271,060,757
                                                                                     ============     ============

  Liabilities and Stockholders' Equity
  Liabilities:
     Deposits (Note 6):
       Interest bearing                                                              $184,897,462     $169,893,349
       Noninterest bearing                                                             67,891,000       65,581,158
                                                                                     ------------     ------------
          Total deposits                                                              252,788,462      235,474,507
     Securities sold under repurchase agreements (Note 7)                              11,119,611       15,637,436
     Treasury tax and loan notes                                                        1,156,804        2,342,166
     Other liabilities                                                                  1,031,315          954,004
                                                                                     ------------     ------------
          Total liabilities                                                           266,096,192      254,408,113
                                                                                     ------------     ------------

  Commitments and contingencies (Notes 5, 11 and 12):
  Stockholders' equity (Notes 10 and 13):
     Preferred stock, $10 par value;
       100,000 shares authorized, none issued
     Common stock, $5 par value;
       3,200,000 shares authorized, 1,660,665 issued and outstanding in 1995
       and 1,657,120 in 1994                                                            8,303,325        5,523,735
     Surplus                                                                            7,584,846       10,326,436
     Retained earnings                                                                  4,815,433        2,964,004
     Net unrealized gain (loss) on investment securities
       available for sale (Note 2)                                                        683,456       (2,161,531)
                                                                                     ------------     ------------
          Total stockholders' equity                                                   21,387,060       16,652,644
                                                                                     ------------     ------------
          Total liabilities and stockholders' equity                                 $287,483,252     $271,060,757
                                                                                     ============     ============

          See Accompanying Notes to Consolidated Financial Statements.

                     Consolidated Statements of Operations
- --------------------------------------------------------------------------------

                                                                                           Years ended December 31,
                                                                                ---------------------------------------------
                                                                                    1995            1994             1993
                                                                                -----------      -----------      -----------
  Interest income:
     Interest on loans                                                          $14,483,998      $11,852,620      $13,438,678
     Interest and dividends on investment securities:
       Available for sale                                                         3,207,288        3,604,177                -
       Held to maturity                                                           3,502,197        1,608,412        4,382,813
     Interest on federal funds sold                                                 263,506          198,832          239,417
                                                                                -----------      -----------      -----------
          Total interest income                                                  21,456,989       17,264,041       18,060,908
                                                                                -----------      -----------      -----------
  Interest expense:
     Interest on deposits                                                         7,031,330        4,864,132        5,514,081
     Interest on borrowed funds                                                     609,929          363,864          251,240
                                                                                -----------      -----------      -----------
          Total interest expense                                                  7,641,259        5,227,996        5,765,321
                                                                                -----------      -----------      -----------
  Net interest income                                                            13,815,730       12,036,045       12,295,587
  Provision for possible loan losses (Note 4)                                     1,300,000        2,199,605        8,283,372
                                                                                -----------      -----------      -----------
  Net interest income after provision for possible loan losses                   12,515,730        9,836,440        4,012,215
                                                                                -----------      -----------      -----------
  Noninterest income:
     Trust fees                                                                   2,246,165        2,169,426        2,250,298
     Service fees                                                                 1,138,865        1,057,408        1,000,601
     Gains (losses) on loans sold, net                                               13,974         (318,257)        (206,417)
     Gains on sales of investment securities
       available for sale, net (Note 2)                                                 781           75,062                -
     Gains on sales of investment securities, net (Note 2)                                -                -          677,545
     Other                                                                          659,088          839,831          542,288
                                                                                -----------      -----------      -----------
          Total noninterest income                                                4,058,873        3,823,470        4,264,315
                                                                                -----------      -----------      -----------
  Noninterest expense:
     Salaries and wages                                                           6,124,988        5,856,673        5,212,249
     Employee benefits                                                            1,369,471        1,500,044        1,602,512
     Occupancy, net                                                                 940,020          829,416          865,889
     Equipment                                                                    1,204,756        1,074,252        1,008,868
     Professional fees                                                              854,609        1,073,404          967,316
     Marketing                                                                      738,260          477,305          457,268
     Deposit insurance                                                              330,090          538,801          558,988
     Other real estate owned, net                                                    56,284          352,992          187,850
     Directors' fees                                                                240,497          255,667          327,358
     Branch impairment write-down (Note 5)                                          344,765                -                -
     Other                                                                        1,811,974        1,466,108        1,426,054
                                                                                -----------      -----------      -----------
          Total noninterest expense                                              14,015,714       13,424,662       12,614,352
                                                                                -----------      -----------      -----------
  Income (loss) before income taxes and cumulative effect of change in
     accounting principle                                                         2,558,889          235,248       (4,337,822)
  Income tax expense (benefit) (Note 8)                                             706,000           77,200       (1,410,000)
                                                                                -----------      -----------      -----------
  Income (loss) before cumulative effect of change in
     accounting principle                                                         1,852,889          158,048       (2,927,822)
  Cumulative effect of change in accounting principle related
     to income taxes (Note 1)                                                             -                -         (180,000)
                                                                                -----------      -----------      -----------
  Net income (loss)                                                             $ 1,852,889      $   158,048      $(3,107,822)
                                                                                ===========      ===========      ===========
  Per share amounts:
     Income (loss) before change in accounting principle                           $ 1.12            $ .10           $(1.82)
     Cumulative effect of change in accounting principle                                -                -             (.11)
                                                                                   ------            -----           ------
     Net income (loss)                                                             $ 1.12            $ .10           $(1.93)
                                                                                   ======            =====           ======
  Weighted average shares outstanding                                             1,657,420        1,613,466        1,605,281

          See Accompanying Notes to Consolidated Financial Statements.

                Consolidated Statements of Stockholders' Equity
- --------------------------------------------------------------------------------

                                                    Common                             Retained
                                                     Stock            Surplus          Earnings           Other           Total
                                                  -----------       -----------       -----------      -----------      -----------
  Balance, January 1, 1993                        $ 5,350,935       $10,047,734       $ 6,127,815      $         -      $21,526,484

  Net loss                                                  -                 -        (3,107,822)               -       (3,107,822)


  Cash dividends ($ .13 per share)                          -                 -          (214,037)               -         (214,037)


  Unrealized gain on investment securities
   available for sale, net of income taxes                  -                 -                 -        1,469,103        1,469,103
                                                  -----------       -----------       -----------      -----------      -----------

  Balance, December 31, 1993                        5,350,935        10,047,734         2,805,956        1,469,103       19,673,728

  Net income                                                -                 -           158,048                -          158,048

  Issuance of 34,560 shares in connection
   with the exercise of employee stock                172,800           278,702                 -                -          451,502
   options (Note 10)

  Decline in fair value of investment
   securities available for sale, net of
   income taxes                                             -                 -                 -       (3,630,634)      (3,630,634)

                                                  -----------       -----------       -----------      -----------      -----------

  Balance, December 31, 1994                        5,523,735        10,326,436         2,964,004       (2,161,531)      16,652,644

  Net income                                                -                 -         1,852,889                -        1,852,889

  Issuance of 3,600 shares in connection
   with the exercise of employee stock
   options (Note 10)                                   18,000            20,000                 -                -           38,000

  Stock split                                       2,761,590        (2,761,590)                -                -                -

  Cash paid in lieu of partial shares related
   to stock split                                           -                 -            (1,460)               -           (1,460)


  Increase in fair value of investment
   securities available for sale, net of
   income taxes                                             -                 -                 -        2,844,987        2,844,987
                                                  -----------       -----------       -----------      -----------      -----------

  Balance, December 31, 1995                      $ 8,303,325       $ 7,584,846       $ 4,815,433      $   683,456      $21,387,060
                                                  ===========       ===========       ===========      ===========      ===========

          See Accompanying Notes to Consolidated Financial Statements.

                     Consolidated Statements of Cash Flows
- --------------------------------------------------------------------------------

                                                                                         Years ended December 31,
                                                                              ----------------------------------------------
                                                                                  1995             1994             1993
                                                                              ------------     ------------     ------------
  Cash flows provided (used) by operating activities:
    Net income (loss)                                                         $  1,852,889      $   158,048     $ (3,107,822)
    Adjustments to reconcile net income (loss) to net cash provided
     (used) by operating activities:
      Proceeds from sales of mortgage loans                                      1,340,169       12,075,924       23,172,121
      Principal reductions on mortgage loans held for sale                               -        5,402,930        1,405,863
      Origination of mortgage loans held for sale                               (1,117,505)      (5,436,828)      (5,100,800)
      Repurchase of mortgage loans previously sold                                (253,609)      (3,902,992)     (25,054,968)
      (Gains) losses on loans sold, net                                            (13,974)         318,257          206,417
      Depreciation and amortization                                              1,194,372        1,180,392        1,131,439
      Branch impairment                                                            344,765                -                -
      Gains on sales of investment securities available for sale, net                 (781)         (75,062)               -
      Gains on sales of investment securities, net                                       -                -         (677,545)
      Amortization (accretion) of bond premiums and discounts, net                 (72,209)         (13,200)         146,077
      Provision for possible losses on loans and other real estate owned         1,331,237        2,365,231        8,422,685
      Deferred income tax expense (benefit)                                       (381,049)         289,556       (1,421,400)
      Decrease (increase) in accrued interest receivable                          (279,723)        (126,931)          96,280
      Decrease in other assets and OREO, net                                       999,842          625,340          329,346
      Increase in other liabilities                                                 77,311          273,417           20,145
                                                                              ------------     ------------     ------------
    Net cash provided (used) by operating activities                             5,021,735       13,134,082         (432,162)
                                                                              ------------     ------------     ------------
  Cash flows provided (used) by investing activities:
      Purchase of investment securities available for sale                               -      (10,796,441)               -
      Purchase of investment securities                                        (20,096,250)     (40,446,512)     (23,701,180)
      Proceeds from sales of investment securities available for sale            6,632,345       13,108,090                -
      Proceeds from sales of investment securities                                       -                -       18,953,011
      Proceeds from maturities of investment securities available for sale       3,000,000        4,649,064                -
      Proceeds from maturities of investment securities                         10,947,676                -        6,020,847
      (Increase) decrease in federal funds sold                                    800,000        8,100,000       (4,900,000)
      Net (increase) decrease in loans outstanding                             (19,535,441)      (6,720,922)      11,434,413
      (Purchases) disposals of premises and equipment                             (335,698)        (903,834)        (701,504)
                                                                              ------------     ------------     ------------
    Net cash provided (used) by investing activities                           (18,587,368)     (33,010,555)       7,105,587
                                                                              ------------     ------------     ------------
  Cash flows provided (used) by financing activities:
      Increase (decrease) in securities sold under repurchase agreements        (4,517,825)       8,193,217       (2,842,235)
      Increase (decrease) in treasury tax and loan notes                        (1,185,362)      (2,154,280)       3,468,049
      Increase (decrease) in deposits                                           17,313,955       15,678,535       (7,427,190)
      Cash dividends paid                                                                -                -         (214,037)
      Proceeds from exercise of stock options                                       38,000          451,502                -
      Payments in lieu of partial shares related to stock split                     (1,460)               -                -
                                                                              ------------     ------------     ------------
    Net cash provided (used) by financing activities                            11,647,308       22,168,974       (7,015,413)
                                                                              ------------     ------------     ------------
  Increase (decrease) in cash and due from banks                                (1,918,325)       2,292,501         (341,988)
  Cash and due from banks, beginning of year                                    15,223,830       12,931,329       13,273,317
                                                                              ------------     ------------     ------------
  Cash and due from banks, end of year                                        $ 13,305,505     $ 15,223,830     $ 12,931,329
                                                                              ============     ============     ============
  Supplemental disclosures of cash flow information:
  Cash paid during year for:
    Interest                                                                  $  7,501,517     $  5,175,195     $  5,782,150
    Income taxes                                                                 1,119,109           27,846          369,000
  Non-cash transactions:
    Transfers from loans to other real estate owned                                237,613        1,016,830          481,000
    Transfer of property from other real estate owned to premises                        -                -        5,098,745
    Transfer of investment securities available for sale to
     investment securities held to maturity                                      4,126,119        5,357,472                -
    Transfer of investment securities held to maturity to
     investment securities available for sale                                   19,491,445                -                -

          See Accompanying Notes to Consolidated Financial Statements.

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

  1. Significant accounting policies

     Basis of presentation and consolidation--The accounting and reporting policies of The Safety Fund Corporation (the "Company") conform to generally accepted accounting principles and to general practices within the banking industry.

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets, and income and expense for the periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for possible loan losses.

     The Company, a Massachusetts corporation, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. It is subject to the supervision and examination of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and files reports with the Federal Reserve Board as required under the Bank Holding Company Act. The Company has two wholly-owned subsidiaries, Safety Fund National Bank, a national banking association (the "Bank"), and Safety Fund Realty Corporation which is currently inactive. The Bank provides numerous services to industry, commerce and government, including the maintenance of demand, savings and time deposit accounts and the granting of various types of mortgage loans and other specialized loans. The services provided by the Bank to individuals include checking accounts, savings and time accounts, mortgage loans, consumer and other installment loans, credit arrangements, and secured and unsecured personal loans. The Bank's Trust Division furnishes a wide range of trust services to individuals, corporations, municipalities and charitable organizations. The Bank acts as trustee of personal, corporate, pension, profit-sharing and other employee-benefit trusts, provides investment, advisory and custody services and acts as executor, administrator and trustee of estates. The primary market area of the Bank is Worcester County, Massachusetts, particularly the communities of Fitchburg, Worcester, Leominster, Gardner, Westborough and Lunenburg. The Bank is a national banking association chartered under the National Bank Act. As such, it is subject to the supervision of the Office of the Comptroller of the Currency.

     The Bank has three wholly-owned subsidiaries, The Lenders/Massachusetts, Inc. ("Lenders"), Prichard Plaza Realty Corp. ("Prichard") and Safety Fund Securities Corporation ("Securities Corp."). Through 1993, Lenders originated, packaged and sold residential mortgage loans; in 1994, it ceased such activities but continues to service loans. Prichard operates one commercial real estate property, the principal tenant of which is the Bank. Securities Corp. invests in debt securities for the benefit of the Company. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

     Investment securities--Management determines the appropriate classification of investment securities at the time of purchase. Investment securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Investment securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value. Prior to December 31, 1993, investment securities not classified as held to maturity or trading were classified as held for sale and carried at the lower of cost or market value, with unrealized losses charged to earnings.

     In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The Company adopted the provisions of the new Statement as of the end of 1993. In accordance with SFAS 115, prior period financial information was not restated to reflect the change in accounting principle. At the time of adoption, investment securities not classified as investment securities held to maturity or trading were classified as investment securities available for sale. Such securities are carried at fair value with unrealized gains and losses, net of income taxes, reported in a separate component of stockholders' equity. As a result of adoption, stockholders' equity was increased by $1,469,103 at December 31, 1993, representing the net unrealized gain in investment securities available for sale, less applicable income taxes. Transfers of investment securities from the available for sale category to the held to maturity category are recorded at the fair value of the investment securities at the time of transfer. Any unrealized gains or losses associated with such transfers remain in a separate component of stockholders' equity and are amortized over the remaining life of the securities as an adjustment to their yield.

     Premiums and discounts on debt securities are amortized and accreted on a straight-line method, the result of which is not materially different than that derived by use of the interest method.

     Realized gains and losses from sales and declines in value judged to be other than temporary on all investment securities are included in earnings. The cost of securities sold is based on the specific identification method.

     Loans--Loans are generally placed on nonaccrual status when the obligation is contractually past due 90 days and/or, in the opinion of management, a loss of principal is likely to occur. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income and amortization of deferred loan fees is discontinued. Loans may be removed from nonaccrual when they become current as to principal and interest due and when concern no longer exists as to the collectibility of principal and interest. Interest received on nonaccruing loans is normally applied against principal. On an exception basis, such interest received may be reported as income if, in management's judgment, full collection of principal is likely.

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

     Discounts and premiums on loans are accreted over the remaining estimated lives of the related loans using a method which approximates the interest method. Loan origination and commitment fees and certain incremental loan origination costs are deferred and amortized over the contractual lives of the related loans, using a method which approximates the interest method.

     In May 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), which was amended in October, 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan, Income Recognition and Disclosure" ("SFAS 118"). On January 1, 1995 the Company adopted SFAS No. 114 and 118 which require changes in both the disclosure and impairment measurement of certain loans. Adoption of these statements has no material impact on the Company's financial position or results of operations because, prior to the adoption of the statement, the Company had assessed and still does assess, the adequacy of the allowance for possible loan losses and identified potential problem loans considering, among other factors, the fair market value of the collateral securing the loan. At December 31, 1995, the Company had $9,875,188 of impaired loans as defined under SFAS No. 114 and 118. Impaired loans are commercial, commercial real estate, and individually significant mortgage or consumer loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans are included in impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan using the original contractual interest rate and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans, which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Restructured, accruing loans entered into prior to the adoption of these statements are not required to be reported as impaired unless such loans are not performing according to the restructured terms at adoption of SFAS No.
  114. Loan restructurings entered into after adoption of SFAS No. 114 are reported as impaired loans, and impairment is measured as described above using the loan's pre-modification rate of interest.

     It's the Company's policy to charge to the allowance for possible loan losses all loans or portions of loans as they are judged to be uncollectible. This policy is applicable to all segments of the Company's loan portfolio, including impaired loans. A loan is judged to be uncollectible when it is inadequately supported by the borrower's demonstrated capability to repay, there is permanent impairment to the collateral and there is a reasonable probability that the loan is otherwise uncollectible.

     Loan sales--Gains and losses on sales of mortgage loans are recognized at the time of sale based upon the difference between the selling price and the carrying value of the related loans sold. Such gains and losses are increased or decreased by the present value of the difference between the average interest rate on the loans sold and the agreed upon yield to the buyers, net of repurchase provisions for loans sold with recourse and servicing fees, and after consideration of estimated prepayment experience. The resulting excess service fee receivable, if any, is amortized as a reduction of service fee income using a method which approximates the interest method over the estimated life of the loans and adjusted for estimated prepayments. Mortgage loans held for sale are carried at the lower of aggregate cost or estimated market, based upon current market conditions. Prepayment experience is reviewed periodically and, when actual prepayments exceed estimated prepayments, the balance of the excess service fees receivable is adjusted accordingly by a charge to earnings.

     In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which was adopted by the Company on January 1, 1996. This Statement requires the Company to recognize as separate assets the rights to service mortgage loans for others, regardless of how those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and that sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The Statement also requires the assessment of capitalized servicing rights for impairment based on fair value of the rights. The adoption of SFAS 122 is not expected to have a material impact on the Company's consolidated financial statements.

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

     Allowance for possible loan losses--The allowance for possible loan losses is based upon management's evaluation of inherent losses in the portfolio, current economic conditions and other pertinent factors. Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Additions to the allowance are charged to operations; realized losses, net of recoveries, are charged to the allowance. Loans are charged-off in whole or in part when, in management's opinion, collectibility is not probable. In addition, various regulatory agencies, as part of their examination process, periodically review the Company's allowance for possible loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Other real estate owned--Other real estate owned ("OREO") includes foreclosed properties where the Bank has actually received title. OREO is recorded at the lower of the carrying value of the loan or the fair value of the property received, less estimated costs to sell ("fair value"). Losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Operating expenses are charged to current period earnings. Gains upon disposition are reflected in earnings as realized. An allowance for losses on other real estate owned is maintained for declines in the fair value of OREO. Additions to the allowance are charged to current period income and realized losses are charged to the allowance.

     Premises and equipment--Premises and equipment are stated at cost, less accumulated depreciation and amortization which are computed using both straight-line and accelerated methods over the estimated useful lives of the related assets or the terms of the related leases, whichever is shorter.

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which was adopted on January 1, 1995. This Statement establishes the accounting standards for the impairment of long-lived assets, certain identifiable intangible assets, and goodwill related to such assets being held and used and for such assets and certain identifiable intangibles to be disposed of. The implementation of this Statement did not have a material effect on the Company's results of operations or financial condition.

     Income taxes--Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Effective January 1, 1993, the Company adopted SFAS 109 and reported the $180,000 cumulative effect of that change in the 1993 statement of operations. As permitted under SFAS 109, the Company elected not to restate the financial statements of prior years.

     Trust fees--Fees from trust and agency services are generally recorded on the accrual method. Property held in trust for customers is not the property of the Company and is, accordingly, excluded from the consolidated balance sheet. However, trust assets may include funds on deposit with the Bank.

     Interest rate swap agreement--In 1994, the Company entered into an interest rate swap to manage exposure to interest rate risk. The net differential to be paid or received on the swap is accounted for as an adjustment to the yield on the hedged assets. The Company applies hedge accounting as the asset being hedged exposes the Company to interest rate risk, and the swap is designated and effective as a hedge of a specific pool of assets. If an interest rate swap is terminated, the gain or loss is deferred and amortized over the shorter of the remaining contract life or the maturity of the hedged item.

     Interest rate floor agreement--In 1995, the Company entered into an interest rate floor agreement to manage exposure to interest rate risk. The amount paid on the floor is accounted for as an adjustment to the yield on the hedged assets. The Company applies hedge accounting as the asset being hedged exposes the Company to interest rate risk, and the floor is designated and effective as a hedge of a specific pool of assets. If an interest rate floor is terminated, the gain or loss is deferred and amortized over the shorter of the remaining contract life or the maturity of the hedged item. The Company receives an interest payment if the three-month London Interbank Offered Rate (LIBOR) declines below a predetermined rate. This payment would be based upon the rate difference between current LIBOR and the predetermined rate accrued on the notional value of the instrument. The transaction fee paid is amortized over the life of the contract.

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

     Stock options--In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective on January 1, 1996. This Statement establishes a fair value based method of accounting for stock-based compensation plans under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. However, the Statement allows a company to continue to measure compensation cost for such plans under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB 25, no compensation cost is recorded if, at the grant date, the exercise price of the options is equal to the fair market value of the company's common stock. The Company has elected to continue to follow the accounting provided for in APB Opinion No. 25. SFAS 123 requires companies which elect to continue to follow the accounting in APB 25 to disclose in the notes to their financial statements pro forma net income and earnings per share as if the fair value based method of accounting had been applied. The adoption of SFAS 123 is not expected to have a material impact on the Company's consolidated financial statements.

     Share data--Earnings per share computations are based on the weighted average number of shares outstanding during the periods. The dilutive impact of outstanding stock options is not material. Share amounts have been adjusted for the November 1995 three-for-two stock split in the form of a stock dividend.

  2. Investment securities
     Investment securities at December 31, 1995 are as follows:

                                                                          Gross              Gross            Estimated
                                                     Amortized         Unrealized         Unrealized           Market
                                                       Cost               Gains             Losses              Value
                                                    -----------        -----------        -----------        -----------
  Available for sale:
     U.S. Government obligations                    $23,563,789        $   543,589        $     5,968        $24,101,410
     U.S. Government agencies and corporations       38,582,613            846,996             74,210         39,355,399
     Other securities                                   281,100                  -                  -            281,100
                                                    -----------        -----------        -----------        -----------
                                                    $62,427,502        $ 1,390,585        $    80,178        $63,737,909
                                                    ===========        ===========        ===========        ===========
  Held to maturity:
     U.S. Government obligations                    $ 3,335,420        $     8,650        $         -        $ 3,344,070
     U.S. Government agencies and corporations       23,482,316            600,808              1,746         24,081,378
     Mortgage-backed securities                      12,906,342            520,729                  -         13,427,071
     Other securities                                   200,000                  -             28,450            171,550
                                                    -----------        -----------        -----------        -----------
                                                    $39,924,078        $ 1,130,187        $    30,196        $41,024,069
                                                    ===========        ===========        ===========        ===========

     Investment securities at December 31, 1994 are as follows:

                                                                          Gross              Gross            Estimated
                                                     Amortized         Unrealized         Unrealized           Market
                                                       Cost               Gains             Losses              Value
                                                    -----------        -----------        -----------        -----------
  Available for sale:
     U.S. Government obligations                    $33,882,187        $    11,288        $   907,837        $32,985,638
     U.S. Government agencies and corporations       22,625,567             18,518          1,373,098         21,270,987
     Other securities                                   281,100                  -                  -            281,100
                                                    -----------        -----------        -----------        -----------
                                                    $56,788,854        $    29,806        $ 2,280,935        $54,537,725
                                                    ===========        ===========        ===========        ===========
  Held to maturity:
     U.S. Government obligation                     $ 3,013,473        $         -        $    25,283        $ 2,988,190
     U.S. Government agencies and corporations       28,841,901                  -          1,845,686         26,996,215
     Mortgage-backed securities                      13,743,265                  -            513,762         13,229,503
                                                    -----------        -----------        -----------        -----------
                                                    $45,598,639        $         -        $ 2,384,731        $43,213,908
                                                    ===========        ===========        ===========        ===========

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

     U.S. Government agencies and corporations consist of securities issued by single issuers other than the U.S. Government. Those issuers include the Federal Home Loan Bank, the Federal National Mortgage Association, the Federal Home Loan Mortgage Association and other federally sponsored organizations.

     The amortized cost and estimated market value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities of certain obligations may differ from contractual maturities because borrowers have the right to call or prepay.

                                                Available for Sale                Held to Maturity
                                            ---------------------------     ---------------------------
                                                             Estimated                       Estimated
                                             Amortized        Market         Amortized        Market
                                               Cost            Value           Cost            Value
                                            -----------     -----------     -----------     -----------
  Due in one year or less                   $ 9,023,111     $ 9,124,380     $         -     $         -
  Due after one year through five years      51,826,286      53,016,930       9,125,783       9,133,215
  Due after five years through ten years      1,297,005       1,315,499      22,798,230      23,552,533
  Due after ten years                           281,100         281,100       8,000,065       8,338,321
                                            -----------     -----------     -----------     -----------
                                            $62,427,502     $63,737,909     $39,924,078     $41,024,069
                                            ===========     ===========     ===========     ===========

     Proceeds from sales of investment securities during 1995, 1994 and 1993 were $6,632,345, $13,108,090 and $18,953,011, respectively. During 1995, gross gains realized were $23,315 and gross losses realized were $22,534. During 1994, gross gains realized were $138,421 and gross losses realized were $63,359. During 1993, gross gains realized were $718,170 and gross losses realized were $40,625.

     Investment securities with an amortized cost of approximately $49,400,000 and $44,400,000 at December 31, 1995 and 1994, respectively, were pledged to secure public funds on deposit and for other purposes.

     During 1994, the Company transferred securities with a fair value of $5,357,472 from its available for sale portfolio to its held to maturity portfolio. The transfer was the result of a strategic decision made in conjunction with the engagement of a new investment advisor, to hold a larger percentage of the Company's securities to maturity. At the time of transfer, the securities had an unrealized loss of $599,596. This unrealized loss is being amortized over the life of the securities transferred, which is approximately nine years.

     In 1995, the FASB allowed a one-time reassessment of the classifications of all securities held at the time. Accordingly, the Company reclassified $19,491,445 from held to maturity to available for sale and $4,126,119 from available for sale to held to maturity. Securities transferred from the available for sale portfolio to the held to maturity portfolio had an unrealized gain of $308,246 at the time of transfer. The unrealized gain will be accreted over the life of the securities transferred, which is approximately seven years.

     The "net unrealized gain on investment securities available for sale" included in the stockholders' equity section of the Company's balance sheet as of December 31, 1995, consists of three components:

   Net unrealized gain on investment securities available for sale, net of
   deferred income taxes of $515,432                                                   $ 794,975

   Net unrealized loss related to investment securities transferred during 1994 from the available for sale portfolio to the held to maturity portfolio, net
   of deferred income taxes of $192,704                                                 (301,408)

   Net unrealized gain related to investment securities transferred during 1995 from the available for sale portfolio to the held to maturity portfolio, net
   of deferred income taxes of $118,357                                                  189,889
                                                                                       ---------
                                                                                       $ 683,456
                                                                                       =========

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

  3. Loans
     The composition of the loan portfolio at December 31 was as follows:

                                               1995                 1994
                                           ------------         ------------
  Commercial and financial                 $ 46,708,532         $ 54,780,992
  Real estate--mortgage (commercial)         49,351,760           34,191,352
  Real estate--mortgage (residential)        57,744,940           47,091,565
  Real estate--construction                   2,121,433              477,878
  Installment and other                       4,508,787            4,926,135
                                           ------------         ------------
                                            160,435,452          141,467,922
  Unearned discount                              (1,621)              (9,581)
                                           ------------         ------------
                                           $160,433,831         $141,458,341
                                           ============         ============

     The Company's loan portfolio included $530,685 of mortgage loans held for sale at December 31, 1995. There were no loans held for sale at December 31, 1994.

     A substantial portion of the Company's loan portfolio is collateralized by assets in the New England region, most especially Central Massachusetts. While the Company is not overly exposed to credit risk associated with a particular industry, the Company is exposed to geographic trends, both positive and negative. A portion of the risk related to the Company's loans secured by real estate is mitigated by owner occupancy of both residential and commercial properties.

     Information with respect to nonaccrual loans and troubled debt restructurings at December 31 is as follows:

                                                                                       1995            1994            1993
                                                                                    -----------     -----------     -----------
  Nonaccrual loans                                                                  $ 1,975,690     $ 3,606,869     $ 9,160,078
  Troubled debt restructurings accruing interest                                      1,162,220         979,687       3,268,222
  Loans contractually past due 90 days and still accruing interest                       40,866         105,022       2,235,211
  Interest income that would have been recorded under original terms (for both
     nonaccrual loans and troubled debt restructurings)                                 375,188         764,156       1,456,392
  Interest income recorded during the period                                            103,883         220,699         661,898

     At December 31, 1995, the recorded investment in loans that are considered to be impaired under SFAS Statement 114 was $9,875,188 (of which $1,635,840 was on a nonaccrual basis). Included in total impaired loans are $6,199,613 of impaired loans with specific valuation allowances aggregating to $2,031,195. All impaired loan relationships in excess of $100,000 were measured using either the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, $1,871,029, or the difference between the fair value of collateral and the recorded amount of the loan, $6,508,247. Impaired loan relationships less than $100,000 totaled $1,495,912. The average recorded investment in impaired loans during the twelve months ended December 31, 1995 was approximately $9,923,618. For the twelve months ended December 31, 1995, the Bank recognized interest income on impaired loans of $877,315. $1,122,744 of interest income would have been recognized under the original terms.

     Directors and officers of the Company and their associates were customers of, and have transactions with, Safety Fund National Bank in the ordinary course of business. All outstanding loans and commitments are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated persons and do not involve more than normal risk of collectibility or other unfavorable features. Activity regarding loans to related parties during 1995 and 1994 was as follows:

                              New Loans
          Balance January 1  and Advances   Payments   Balance December 31
          -----------------  ------------  ----------  -------------------
  1995        $4,213,851      $2,086,374   $  991,907        $5,308,318
  1994         5,384,082       1,567,749    2,737,980         4,213,851


                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

  4. Allowances for possible losses
     Activity in the allowances for possible losses for the years ended December 31, 1995, 1994 and 1993 was as follows:

                                                          Other Real
                                           Loans         Estate Owned        Total
                                        -----------      ------------     -----------
  Balance, January 1, 1993              $ 3,811,784      $    65,000      $ 3,876,784
     Provision                            8,283,372          139,313        8,422,685
     Charge-offs                         (4,482,664)        (181,313)      (4,663,977)
     Recoveries                             127,000                -          127,000
                                        -----------      -----------      -----------
  Balance, December 31, 1993              7,739,492           23,000        7,762,492
     Provision                            2,199,605          165,626        2,365,231
     Charge-offs                         (4,100,307)        (146,626)      (4,246,933)
     Recoveries                             578,617                -          578,617
                                        -----------      -----------      -----------
  Balance, December 31, 1994              6,417,407           42,000        6,459,407
     Provision                            1,300,000           31,236        1,331,236
     Charge-offs                           (922,685)         (73,236)        (995,921)
     Recoveries                             555,428                -          555,428
                                        -----------      -----------      -----------
  Balance, December 31, 1995            $ 7,350,150      $         -      $ 7,350,150
                                        ===========      ===========      ===========

  5. Premises and equipment
     The composition of premises and equipment at December 31 was as follows:

                                               1995            1994         Estimated Life
                                           ------------     ------------    --------------
  Premises                                 $ 11,186,777     $ 11,601,270      3-50 years
  Equipment                                   5,750,681        6,606,042      3-15 years
                                           ------------     ------------
                                             16,937,458       18,207,312
  Less accumulated depreciation and           7,298,862        7,365,277
    amortization                           ------------     ------------
                                           $  9,638,596     $ 10,842,035
                                           ============     ============

     During 1995, events occurred which caused the Company to consider one of its buildings to be impaired. Due to the re-engineering of a local highway's ramp system, the accessibility of this branch will be significantly impaired during 1996. The Company intends to close and sell the branch during 1996 and relocate to a suitable location in the local market area. Accordingly, in 1995 the Company recorded an impairment write-down of $344,765 which is reflected in the consolidated statement of operations. The $344,765 write-down represents the difference between the property's carrying value and its fair market value based on an independent appraisal performed during the fourth quarter of 1995.

     In 1993, the Company transferred a parcel of property from other real estate owned to bank premises. The carrying value of this property at the time of transfer was $5,098,745. The property is a commercial building in downtown Fitchburg that houses certain operational activities of the Company and is available for lease to tenants on a long-term basis.

     The Company occupies certain premises under noncancellable operating leases which expire at various dates through 2119. Aggregate minimum future rental commitments under noncancellable operating leases as of December 31, 1995 are as follows:

           1996         1997         1998         1999         2000
           ----         ----         ----         ----         ----
         $241,000     $218,000     $141,000     $108,000     $42,000

     Some of the leases for premises include options to renew for periods ranging from 5 to 15 years and some leases include an option to cancel at the end of 10 and 20 years. Total rent expense for premises and equipment charged to operations were approximately $245,000, $207,000 and $165,000 during 1995, 1994 and 1993, respectively.

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

  6. Deposits
     The composition of deposits at December 31 was as follows:

                                                                             1995             1994
                                                                         ------------     ------------
  Interest bearing:
   NOW and money market deposits                                         $ 76,781,029     $ 72,748,225
   Savings deposits                                                        24,226,320       22,560,457
   Time certificates of deposit in denominations of $100,000 or more       11,873,458       10,263,383
   Time deposits                                                           72,016,655       64,321,284
                                                                         ------------     ------------
     Total interest bearing                                               184,897,462      169,893,349
  Noninterest bearing demand                                               67,891,000       65,581,158
                                                                         ------------     ------------
                                                                         $252,788,462     $235,474,507
                                                                         ============     ============

  7. Securities sold under repurchase agreements

     The Company sells securities under open-ended repurchase agreements with certain customers and institutions. The principal balance of the repurchase agreements may change daily. Specific securities are not sold and securities are not transferred to the name of the other party. Instead, the party has an interest in a portion of the securities held in the Company's investment portfolio in safekeeping. Amounts outstanding at December 31, 1995, 1994 and 1993 carried various maturity dates of 90 days or less. U.S. Government and agency securities with a total book value of $25,142,000, $25,271,000, and $18,757,000 were pledged as collateral and held by custodians to secure the agreements at December 31, 1995, 1994 and 1993, respectively. The approximate market values of the collateral at those dates were $26,650,000, $24,025,000, and $19,542,000, respectively.

     Information concerning securities sold under repurchase agreements at December 31 was as follows (dollars in thousands):

                                                     1995         1994        1993
                                                   -------      -------      -------
  Average rate at December 31                        4.09%        4.52%        1.94%
  Average rate during the year                       3.97         3.33         2.13
  Average balance outstanding during the year      $11,686      $ 9,227      $ 9,282
  Maximum amount outstanding at any month-end       15,389       15,637       10,264
  Amount outstanding at December 31                 11,120       15,637        7,444

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

  8. Income taxes

     As discussed in Note 1, the Company adopted SFAS 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $180,000 was determined as of January 1, 1993 and is reported separately in the consolidated statement of operations for the year ended December 31, 1993. Prior years' financial statements have not been restated to apply the provisions of SFAS 109.

     Income tax expense (benefit) consisted of the following for the years ended December 31:

                                                          1995             1994             1993
                                                       -----------      -----------      -----------
  Current income tax expense (benefit):
   Federal                                             $   710,607      $  (156,482)     $  (226,926)
   State                                                   376,442          (55,874)          20,300
                                                       -----------      -----------      -----------
      Total current income tax expense (benefit)         1,087,049         (212,356)        (206,626)
                                                       -----------      -----------      -----------
  Deferred income tax expense (benefit):
   Federal                                                 (14,024)         169,345       (1,460,953)
   State                                                  (167,025)        (118,031)         257,579
   Change in valuation allowance                          (200,000)         238,242                -
                                                       -----------      -----------      -----------
      Total deferred income tax expense (benefit)         (381,049)         289,556       (1,203,374)
                                                       -----------      -----------      -----------
                                                       $   706,000      $    77,200      $(1,410,000)
                                                       ===========      ===========      ===========

     A reconciliation of the Company's income tax provision to the federal statutory rate is as follows:

                                                                         1995         1994        1993
                                                                        -----        -----       -----
  Expected income tax expense (benefit) at federal statutory rate       34.00%       34.00%     (34.00%)
  State income taxes, net of federal income tax benefit                  5.40       (48.79)       4.23
  Tax exempt interest, net                                              (7.04)      (55.21)      (3.85)
  Change in valuation allowance                                         (7.82)      101.34           -
  Other, net                                                             3.05         1.47        1.12
                                                                        -----        -----       -----
  Income tax expense (benefit) attributable to
   continuing operations                                                27.59%       32.81%     (32.50%)
                                                                        =====        =====       =====

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                        1995              1994
                                                                    -----------       -----------
  Deferred income tax assets:
   Allowance for possible loan losses                               $ 2,347,450       $ 1,976,050
   Alternative minimum tax credit  carryforward                         281,999           663,971
   Unrealized loss on investment securities available for sale                -           956,033
   State net operating loss carryforward                                260,700           244,421
   Branch impairment write-down                                         143,888                 -
   Employee benefits                                                          -            20,943
   Other                                                                 84,935            29,656
                                                                    -----------       -----------
       Total deferred income tax assets                               3,118,972         3,891,074
   Valuation allowance                                                 (499,059)       (1,004,761)
                                                                    -----------       -----------
                                                                      2,619,913         2,886,313
                                                                    -----------       -----------

  Deferred income tax liabilities:
   Unrealized gain on investment securities available for sale          441,086                 -
   Depreciation                                                         477,200           484,780
   Other                                                                 35,828            25,366
                                                                    -----------       -----------
       Total deferred income tax liabilities                            954,114           510,146
                                                                    -----------       -----------
   Net deferred income tax asset                                    $ 1,665,799       $ 2,376,167
                                                                    ===========       ===========

     The realization of the Company's net deferred tax assets is dependent upon the ability to generate taxable income in future periods. The Company has evaluated the available evidence supporting the realization of its net deferred federal tax asset of $1,457,770 at December 31, 1995, including the amount and timing of future taxable income, and determined it is more likely than not that the asset will be realized. Deferred state tax assets, net of related federal tax, totaled $707,088 at December 31, 1995 and were reduced by a valuation allowance of $499,059. Given the nature of Massachusetts tax laws, the Company believes that uncertainty remains concerning the realization of various state tax benefits. These benefits may, however, be recorded in the future as realized or as it becomes more likely than not, in management's best judgment, that such tax benefits or portions thereof will be realized.

     The valuation allowance equals the amount of the net deferred income tax asset not recognized in the financial statements. Included in the 1994 valuation allowance of $1,004,761 is $305,701 which was attributable to the unrealized loss on investment securities available for sale and consequently was reflected in the statement of stockholders' equity. The subsequent decrease in the unrealized loss on investment securities classified as available for sale resulted in a decrease in the related deferred income tax asset and the related valuation allowance was reduced and recorded in stockholders' equity. Any other changes in the valuation allowance resulting from changes in circumstances that cause a change in judgment about the realizability of deferred income tax assets are recorded in the statement of operations.

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

  9. Regulatory matters

     Following the 1992 examination by the Office of the Comptroller of the Currency, the Bank entered into an informal Memorandum of Understanding. The Memorandum related to certain aspects of the Bank's operations, including asset quality monitoring and other administrative matters. During the third quarter of 1995, the Bank was subject to a regular safety and soundness examination by the Office of the Comptroller of the Currency. The Bank was notified that, as a result of that examination, the OCC removed the Memorandum of Understanding.

     The Company and the Bank are subject to capital adequacy standards. Although the Company's capital position is in full compliance with applicable regulatory guidelines, the Office of the Comptroller of the Currency has requested that the Bank endeavor to maintain a leverage ratio of at least 6% and the Board of Directors has adopted a resolution to that effect.

  10. Employee benefits

     The Company has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's highest five years of compensation. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for accumulated benefits earned attributed to service but also for those expected to be earned in the future.

     The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheets at December 31.

                                                                         1995                 1994
                                                                      ----------           ----------
  Actuarial present value of benefit obligations:
     Accumulated benefit obligation, including vested benefits
       of $1,498,297 ($1,346,197 in 1994)                             $1,652,707           $1,417,594
                                                                      ==========           ==========
     Projected benefit obligation for service rendered to date        $2,493,754           $2,278,096
  Plan assets at fair value (primarily U.S. Government
     obligations and various stocks and bonds)                         1,978,824            1,409,151
                                                                      ----------           ----------
  Projected benefits in excess of plan assets                           (514,930)            (868,945)
  Unrecognized net asset at December 31,
     being recognized over 12 years                                      (75,952)             (98,884)
  Unrecognized net loss from past experience
     different from that assumed                                         616,081              918,291
                                                                      ----------           ----------
  Prepaid (accrued) pension cost                                      $   25,199           $  (49,538)
                                                                      ==========           ==========

     Assumptions used in determining the actuarial present value of the projected benefit obligation as of December 31 are as follows:

                                                      1995      1994      1993
                                                     -----     -----     -----
 Discount rate                                      7.50%     8.00%     7.50%
 Rate of increase in future compensation levels     5.00      5.00      5.00

     Net periodic pension cost for the years ended December 31 included the following components:

                                                         1995          1994          1993
                                                       --------      --------      --------
  Service cost-benefits earned during the period       $187,336      $149,078      $207,777
  Interest cost on projected benefit obligation         167,664       176,724       238,432
  Actual return on plan assets                         (327,368)       68,906      (175,082)
  Net amortization and deferral                         213,833      (198,342)      (56,788)
                                                       --------      --------      --------
     Net periodic pension cost                         $241,465      $196,366      $214,339
                                                       ========      ========      ========

     In addition to the net periodic pension cost stated above, the Company sustained settlement related expenses of $183,423 and $229,525 for 1994 and 1993, respectively. These expenses were the result of lump-sum pension payments made in those years to certain employees who left the Company. There were no settlement related expenses during 1995.

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

     Assumptions used in determining the net pension expense were as follows:

                                                       1995       1/1/94-6/30/94      7/1/94-12/31/94       1993
                                                       ----       --------------      ---------------       ----
  Rate of return on plan assets                        8.00%           8.00%               8.00%            9.00%
  Discount rate                                        8.00            7.50                8.00             8.00
  Rate of increase in future compensation levels       5.00            5.00                5.00             5.00

     A 401(k) plan is available to employees offering a program of savings and investment by their contributions and those of the Company. The cost to the Company was approximately $97,000 in 1995 and $47,000 in 1994 and 1993. The Company's contribution is made on a discretionary basis.

     The Company does not maintain any formalized post-retirement benefit plans other than the pension plan described above.

     The Company had previously adopted a stock plan ("Old Plan") which expired in March 1994. Options to purchase 3,600 shares of common stock remained outstanding under the Old Plan at December 31, 1995 and options for 3,600 shares were exercised during 1995 at $10.55 per share. Options for 27,300 shares were cancelled during 1994. There were no options granted during 1994 or 1993. During 1994, as part of a settlement with the former chief executive officer, the Company agreed to extend to December 31, 1994 the date for exercise of 38,160 options which were previously reported in 1993 as cancelled options. The revised amount cancelled in 1993 is 24,990. During 1994, options for 51,840 shares were exercised at prices between $8.21 and $10.55 per share.

     During 1994, the Company adopted an incentive stock option plan ("New Plan") under which 150,000 shares were reserved for issuance. Options are granted at the fair market value as of the date of the grant. The options are exercisable over a period determined by the Board of Directors, but no longer than ten years after the date they are granted. During 1995, options to purchase 23,250 shares were granted under the New Plan (16,500 during 1994). At December 31, 1995, there were 110,250 shares remaining for issuance under the New Plan.

     At December 31, 1995, options for 3,600 shares under the Old Plan and 39,750 shares under the New Plan were outstanding. Such options are exercisable according to various vesting schedules and expire during years ranging from 1996 to 2005 at the following per share exercise prices:

     Number of shares*     Options exercisable as of*       Per share*
     subject to option         December 31, 1995          exercise price
     -----------------     ---------------------------    --------------
           16,500                   11,100                    $10.33
            3,600                    3,600                     10.55
            7,500                    7,500                     11.50
           15,750                    3,150                     12.67
           ------                   ------
           43,350                   25,350
           ======                   ======

  * All share amounts and per share prices reflect the November 1995 three-for-two stock split in the form of a stock dividend.

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

  11. Contingencies

     The Company is involved in legal proceedings arising in the normal course of business. After reviewing such matters, the Company believes that their resolution will not materially affect its results of operations or financial position.

  12. Financial instruments with off-balance sheet risk

     The Company is party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments primarily consist of commitments to extend credit and standby letters of credit. Loan commitments are made to accommodate the financial needs of the Company's customers. Standby letters of credit commit the Company to make payments on behalf of customers when certain specified future events occur. They primarily are issued to guarantee other customer obligations.

     Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral typically is obtained based on management's credit assessment of the customer. Loan commitments and standby letters of credit generally have fixed expiration dates or other termination clauses. Some commitments and letters of credit expire without being drawn upon. Accordingly, the total commitment amounts do not necessarily represent future cash requirements of the Company.

     The Company's maximum exposure to credit loss for loan commitments and standby letters of credit outstanding at December 31 were as follows:

                                        Contract Amount
                                   -------------------------
                                       1995          1994
                                   -----------   -----------
  Commitments to extend credit:
    Fixed-rate                     $ 3,919,255   $ 1,259,500
    Adjustable-rate                 27,869,221    20,807,392
  Standby letters of credit            704,910       883,155

     The Company has also sold mortgage loans with recourse in the event of default by the borrower. Loans sold with recourse are accounted for as sales in the accompanying financial statements, with provision made for anticipated possible losses under recourse provisions. At December 31, 1995 and 1994, the outstanding balance of such mortgages was approximately $1,599,000 and $2,100,000, respectively. The Company also services mortgage loans for others without recourse in the event of default. At December 31, 1995 and 1994, the outstanding principal balance on such mortgages was approximately $907,000 and $1,509,000, respectively.

     The Company's involvement with derivative financial instruments has been limited to an interest rate swap agreement and an interest rate floor agreement used solely for management of interest rate risk. The Company has outstanding a $5,000,000 interest rate swap agreement whereby, for a three year period ending December 1997, the Company receives a fixed payment of 7.95% on the amount of the agreement in exchange for a variable rate payment indexed to the three-month London Interbank Offered Rate (LIBOR) on the same agreement amount. The variable-rate payment on December 31, 1995 was 5.81%. As of December 31, 1995 the Company would have received $254,188 if it had terminated the agreement. The Company has outstanding a $10,000,000 interest rate floor agreement pursuant to which, for a five-year period, ending February 2000, the Company receives an interest payment if the three-month LIBOR declines below 6.25%. This payment would be based upon the rate difference between current LIBOR and 6.25% accrued on the notional value of $10,000,000. The transaction fee paid of $88,000 is currently being amortized over the life of the contract.

     Included in cash and due from banks are amounts on deposit with the Federal Reserve which are subject to withdrawal restrictions of $2,153,179 for 1995 and $3,822,322 for 1994.

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

  13. Parent Company only financial information

     The following information discloses certain Parent Company only financial information at December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995.


                                 Balance Sheets

                                                                                             December 31,
                                                                                   --------------------------------
                                                                                       1995                1994
                                                                                   ------------        ------------
  Assets:
     Cash                                                                          $  1,042,819        $    921,796
     Investment in subsidiaries, at equity:
       Safety Fund National Bank                                                     20,298,146          15,618,823
       Safety Fund Realty Corporation                                                    46,095              44,561
     Other assets                                                                             -              67,464
                                                                                   ------------        ------------
     Total assets                                                                  $ 21,387,060        $ 16,652,644
                                                                                   ============        ============

  Liabilities and Stockholders' Equity:
     Liabilities                                                                   $          -        $          -
     Stockholders' equity:
       Preferred stock, $10 par value;
          100,000 shares authorized, none issued
       Common stock, $5 par value;
          3,200,000 shares authorized, 1,660,665 issued and outstanding in 1995
          and 1,657,120 in 1994                                                       8,303,325           5,523,735
       Surplus                                                                        7,584,846          10,326,436
       Retained earnings                                                              4,815,433           2,964,004
       Net unrealized gain (loss) on investment securities available for sale           683,456          (2,161,531)
                                                                                   ------------        ------------
          Total stockholders' equity                                                 21,387,060          16,652,644
                                                                                   ------------        ------------
          Total liabilities and stockholders' equity                               $ 21,387,060        $ 16,652,644
                                                                                   ============        ============

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

                            Statements of Operations

                                                                                         Years ended December 31,
                                                                              -----------------------------------------------
                                                                                  1995              1994             1993
                                                                              -----------       -----------       -----------
  Income:
     Dividend from subsidiary bank                                            $         -       $         -       $   214,037
     Other income                                                                  39,285            12,540             9,213
                                                                              -----------       -----------       -----------
        Total income                                                               39,285            12,540           223,250

  Expenses                                                                         22,266             9,257             4,975
                                                                              -----------       -----------       -----------
  Income before equity in undistributed earnings (losses) of subsidiaries          17,019             3,283           218,275
  Equity in undistributed earnings (losses) of subsidiaries                     1,835,870           154,765        (3,326,097)
                                                                              -----------       -----------       -----------
  Net income (loss)                                                           $ 1,852,889       $   158,048       $(3,107,822)
                                                                              ===========       ===========       ===========

                            Statements of Cash Flows

                                                                                         Years ended December 31,
                                                                              -----------------------------------------------
                                                                                 1995              1994              1993
                                                                              -----------       -----------       -----------
  Cash flows from operating activities:
     Net income (loss)                                                        $ 1,852,889       $   158,048       $(3,107,822)
     Adjustment to reconcile net income (loss) to net
       cash provided by operating activities:
          Equity in undistributed (earnings) loss of subsidiaries              (1,835,870)         (154,765)        3,326,097
          Net change in other assets and liabilities                               67,464             2,200           (31,537)
                                                                              -----------       -----------       -----------
  Net cash provided by operating activities                                        84,483             5,483           186,738
                                                                              -----------       -----------       -----------
  Cash flows used for investing activities:                                             -                 -                 -
  Cash flows used for financing activities:
     Proceeds from exercise of stock options                                       38,000           451,502                 -
     Payments in lieu of partial shares related to stock split                     (1,460)                -                 -
     Cash dividends paid                                                                -                 -          (214,037)
                                                                              -----------       -----------       -----------
  Net cash provided (used) by financing activities                                 36,540           451,502          (214,037)
                                                                              -----------       -----------       -----------
  Increase (decrease) in cash                                                     121,023           456,985           (27,299)
  Cash, beginning of year                                                         921,796           464,811           492,110
                                                                              -----------       -----------       -----------
  Cash, end of year                                                           $ 1,042,819       $   921,796       $   464,811
                                                                              ===========       ===========       ===========

     The Parent Company's Statements of Stockholders' Equity are identical to those presented earlier as the Consolidated Statements of Stockholders' Equity.

     The approval of the Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds the Bank's net profit (as defined) for that year combined with its retained net profits for the preceding two calendar years.

                  Notes to Consolidated Financial Statements

- -------------------------------------------------------------------------------

  14. Fair value of financial instruments

     The following estimates and assumptions were used by the Company in estimating the fair value of its financial instruments where it is practicable to estimate that value:

     Cash and federal funds sold:

       Cash and due from banks, together with federal funds sold, have a carrying amount that approximates fair value.

     Investment securities held to maturity and available for sale:

       For investment securities, fair values are based on quoted market prices or dealer quotes.

     Loans:

       For variable-rate loans that reprice frequently and with no significant credit risk, fair values are based on carrying values. The fair value of other loans is calculated taking into account estimates and assumptions pertaining to expected maturities, prepayment experience, discount rates and credit quality. The estimates and assumptions are derived from the Company's historical experience together with industry-wide trends in order to determine the discounted present value of those loans where no quoted market prices exist. Incremental credit risk for non-performing loans has been considered.

     Accrued interest receivable and payable:

       The carrying values for accrued interest receivable and payable approximate fair value because of the short term nature of these financial instruments.

     Deposits:

       The carrying value of demand deposits, NOW, savings and money market deposits approximates fair value. The fair value for fixed-rate time deposits is estimated using discounted cash flow methods that apply interest rates currently being offered on time deposits with similar terms of maturity to a schedule of aggregated expected monthly cash outflows on time deposits.

     Borrowings:

       The carrying amounts of securities sold under repurchase agreements and other borrowed funds with variable-interest rates or payable in three months or less approximate their fair values.

     Hedging instruments:

       For hedging instruments, fair values are based upon quoted market prices or dealer quotes. At December 31, 1995, the Company would have received $254,188 if it had terminated its interest rate swap agreement and $400,000 if it had terminated its interest rate floor agreement.

     Other off balance-sheet instruments:

       The fair value of the Company's unused lines of credit, commitments to originate and sell loans and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. At December 31, 1995 and 1994, the Company estimated the fair values of these financial instruments to be immaterial.

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

     The estimated fair values of the Company's financial instruments at December 31 are as follows (in thousands):

                                                                          1995                           1994
                                                                 ------------------------       -------------------------
                                                                 Carrying      Estimated        Carrying       Estimated
                                                                 Amounts       Fair Value       Amounts        Fair Value
                                                                 --------      ----------       --------       ----------
  Financial assets:
     Cash and due from banks                                      $13,306        $13,306         $15,224         $15,224
     Federal funds sold                                             2,500          2,500           3,300           3,300
     Investment securities available for sale                      63,738         63,738          54,538          54,538
     Investment securities held to maturity                        39,924         41,024          45,599          43,214
     Loans, net of allowance for possible loan losses             153,084        153,892         135,041         132,862
     Accrued interest receivable                                    2,474          2,474           2,194           2,194

  Financial liabilities:
     Deposits                                                     252,788        253,280         235,475         233,633
     Securities sold under repurchase agreements
       and other borrowed funds                                    12,276         12,276          17,980          17,980
     Accrued interest payable                                         462            462             322             322

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the type of financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for some of the Bank's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, cash flows, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions and changes in the loan, debt and interest rate markets could significantly affect the estimates. Further, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered.

  15. Subsequent event

     During January 1996 the Company announced it had signed a definitive agreement for the merger of the Company into CFX Corporation of Keene, New Hampshire. Upon consummation of the transaction, Safety Fund National Bank, the Company's bank subsidiary, would operate as a subsidiary of CFX.

     Pursuant to the definitive agreement and in the event that the transaction is accounted for as a pooling-of-interests, each of the outstanding shares of common stock has the potential to be converted into 1.7 shares of CFX's common stock. The actual number of shares of CFX's common stock issuable in the transaction is subject to adjustment based on the average price of CFX common stock for the ten trading days immediately before CFX receives the last regulatory approval required to consummate the transaction. In the event that the average price of CFX common stock is below $12.43, the exchange ratio becomes 1.806 shares; and if the average price of CFX common stock is above $18.65, the exchange ratio becomes 1.629 shares. Safety Fund has the right to terminate the agreement if the average price of CFX common stock is below $11.66 per share unless CFX agrees to increase the exchange ratio.

     The transaction is expected to be tax free to the holders of Safety Fund common stock and is subject to regulatory approval and the approval of both CFX's and Safety Fund's shareholders. It is anticipated that the transaction will be accounted for by the pooling-of-interests method of accounting. However, if the transaction is required to be accounted for under the purchase method of accounting, the stock exchange ratio would be 1.52 shares, subject to adjustments based on the average price of CFX common stock.

     The agreement also provides CFX with an option to acquire up to 19.9% of the outstanding Safety Fund common stock under certain circumstances. The parties expect to complete the transaction in the second half of 1996.

     Separately, the Board of Directors of Safety Fund also approved a shareholder rights plan that is designed to provide protection from a number of tactics that third parties could use to disrupt the proposed merger of CFX and Safety Fund and gain control of Safety Fund without offering a fair price to all shareholders.

                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

     Under the rights plan, each Safety Fund shareholder of record as of January 5, 1996, will receive a dividend of one non-voting right for each share of the Company's common stock owned. Initially, the rights are attached to the Company's common shares, are not exercisable and do not represent any significant value to shareholders. The rights become exercisable and valuable if any person (other than CFX Corporation) acquires 15% or more of Safety Fund's common stock. At that time, all holders of Safety Fund common stock (including CFX but excluding any other person acquiring 15% or more of Safety Fund's common stock) will be entitled to purchase common stock at a substantial discount. The exercise of the rights would have a substantial dilutive effect on any person (other than CFX) who acquires 15% or more of Safety Fund's common stock. The Board may redeem the rights at $.01 per right at any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of Safety Fund's common stock.

                            Selected Financial Data
- --------------------------------------------------------------------------------

     Selected financial data at or for the year ended December 31:

                                                    1995              1994              1993              1992              1991
                                                ------------      ------------      ------------      ------------      ------------
  Total assets                                  $287,483,252      $271,060,757      $252,090,952      $260,724,939      $270,022,251

  Total loans                                    160,433,831       141,458,341       146,716,400       155,055,551       167,691,752

  Total allowance for possible losses on
   loans and other real estate owned               7,350,150         6,459,407         7,762,492         3,876,784         3,486,393

  Total deposits                                 252,788,462       235,474,507       219,795,972       227,223,162       226,790,111

  Securities sold under repurchase agree-
   ments and other borrowed funds                 12,276,415        17,979,602        11,940,665        11,314,851        21,996,097

  Total stockholders' equity                      21,387,060        16,652,644        19,673,728        21,526,484        20,471,853

  Net interest income                             13,815,730        12,036,045        12,295,587        12,867,780        12,048,433

  Provision for possible loan losses               1,300,000         2,199,605         8,283,372         2,854,818         5,039,362

  Other income                                     4,058,873         3,823,470         4,264,315         4,020,620         5,207,754

  Other expense                                   14,015,714        13,424,662        12,614,352        12,646,270        11,197,607

  Net income (loss)                                1,852,889           158,048        (3,107,822)        1,046,712           782,218


  Weighted average shares outstanding              1,657,420         1,613,466         1,605,281         1,585,589         1,585,480

  Income (loss) per share before change
   in accounting principle                         $1.12              $.10            $(1.82)             $.66             $ .49
  Net income (loss) per share                       1.12               .10             (1.93)              .66               .49
  Book value per share                             12.88             10.05             12.26             13.41             12.91
  Dividends per share                                -                 -                 .13               .13               .56

                               Stock Information

  Stock Information

     The following table sets forth the range of high bid and low bid quotations in the Over-the-Counter securities market, based on transactions known to management during the year, and the dividends paid on the common stock of the Company for each quarter in 1995 and 1994 (adjusted for 1995 stock split).

     1995               High bid          Low bid        Dividend paid
  -----------           --------          -------        -------------
  1st quarter            $12.67            $10.33           $    -
  2nd quarter             14.00             12.67                -
  3rd quarter             15.33             13.33                -
  4th quarter             26.00             15.50                -

     1994               High bid          Low bid        Dividend paid
  -----------           --------          -------        -------------
  1st quarter            $13.33            $12.00           $    -
  2nd quarter             12.00             11.33                -
  3rd quarter             10.67              9.33                -
  4th quarter             10.33              9.33                -

     As of February 5, 1996, the approximate number of holders of record of the Company's common stock was 380.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
- --------------------------------------------------------------------------------

  General

     The Safety Fund Corporation (the "Company") earned a net profit of $1,852,889 or $1.12 per share for 1995. This performance represents a substantial improvement over 1994, at which time the Company reported a year end net profit of $158,048 or $0.10 per share (adjusted for 1995 stock split in the form of a stock dividend).

     The improvement in 1995 earnings performance was attributable to a large increase in net interest income and a substantial reduction in the loan loss provision. Net interest income increased $1,779,685 or 14.8% over year-end 1994, primarily due to loan growth and a favorable interest rate environment. The level of nonaccrual loans, troubled debt restructurings accruing interest, other real estate owned and loans contractually past due 90 days and still accruing interest declined by $1,996,272 or 38.2% to $3,228,776. This decline contributed to a reduction in the loan loss provision of $899,605 or 40.9% from $2,199,605 in 1994 to $1,300,000 in 1995. Further reduction in the level of troubled assets remains an important strategic initiative in the coming year.

     With the quality of the overall loan portfolio improving, management focused on growing the Company during 1995. Total deposits grew $17,313,955 or 7.4%, with the majority of the growth occurring in retail deposits. Total loans grew $18,975,490 or 13.4%, primarily due to more aggressive marketing of our commercial loans, residential real estate loans and home equity lines of credit.

     The growth in noninterest expense was $591,052 or 4.4%. However, this increase includes a fourth quarter valuation write-down of $344,765 relating to one of the Company's premises.

  Asset quality

     Information with respect to nonaccrual and past due loans, other real estate owned and troubled debt restructurings at December 31 is as follows:

                                                                          1995          1994           1993
                                                                      -----------    -----------    -----------
  Nonaccrual loans                                                    $ 1,975,690    $ 3,606,869    $ 9,160,078
  Troubled debt restructurings accruing interest                        1,162,220        979,687      3,268,222
  Loans contractually past due 90 days and still accruing interest         40,866        105,022      2,235,211
  Other real estate owned                                                  50,000        533,470        299,673
                                                                      -----------    -----------    -----------
                                                                      $ 3,228,776    $ 5,225,048    $14,963,184
                                                                      ===========    ===========    ===========

     Nonperforming loans, consisting of nonaccrual loans, troubled debt restructuring and loans contractually past due 90 days and still accruing interest, have improved steadily from 10.0% of total loans at December 31, 1993 to 3.3% at December 31, 1994 and to 2.0% at December 31, 1995. Nonperforming loans have also trended down as a percent of the Company's capital plus allowance for possible loan losses. Nonperforming loans were 53.5% of capital plus allowance for possible loan losses at December 31, 1993 and have since been reduced to 20.3% at December 31, 1994 and to 11.1% at December 31, 1995. The decrease in nonaccrual loans was due primarily to the collection of principal on past due accounts and to a return of several loans to accrual status. The decrease in loans past due 90 days and still accruing interest has been brought about through a combination of charge-offs, sales and payoffs. Loans on nonaccrual plus loans past due 90 days and still accruing interest has been reduced from 7.8% of total loans at December 31, 1993 to 2.6% at December 31, 1994 and to 1.3% total loans at December 31, 1995.

     A substantial portion of the Company's loan portfolio is collateralized by assets in the New England region, especially central Massachusetts. While the Company is not overly exposed to credit risk associated with a particular industry, the Company is exposed to geographic trends, both positive and negative. A portion of the risk related to the Company's loans secured by real estate is mitigated by owner occupancy of both residential and commercial properties. The Company benefited from an improving local economy during 1993 and 1994 which facilitated an improvement in its nonperforming loans with over $1.5 million in loans returned to accrual status during 1995. Recovery in the local economy during these years, however, has generally trailed national economic growth based upon employment information compiled by the U.S. Bureau of Labor Statistics. The Company recognizes a continued slowdown in the regional economy and has considered its potential effect on the quality of the loan portfolio and on the adequacy of the allowance for possible loan losses.

     Lending policies and procedures were strengthened in 1994. Policies covering commercial loans, commercial real estate, real estate appraisals and nonaccrual were revised. Revisions address loan structure, terms and conditions, analysis of repayment capability and analysis of collateral values and include more detailed and specific instructions and guidelines in areas such as debt service coverage ratios, expanded use of loan covenants and lower individual lending authorities. Changes in senior lending personnel and the addition of credit analysts and a loan workout specialist contributed to the improvement in nonperforming assets. The Bank's risk rating program was revised by adding a watch category and by expanding rating criteria to ensure clarity. Additional training was provided to the lending staff. Training covered several topics including

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
- --------------------------------------------------------------------------------

  cash flow analysis and collateral evaluation.

     During the period of 1989 through 1993, the Bank's subsidiary, The Lenders/Massachusetts, Inc., originated, packaged and sold (with and without recourse) residential mortgage loans. The Company executed a plan during 1993 and 1994 whereby loans previously sold to investors, with the right of recourse, were repurchased from investors and subsequently sold to a third party, without the right of recourse. During the period 1993 through 1995, net charge-offs related to loans previously sold with recourse and subsequently repurchased were $3.3 million. The provision for possible loan losses related to this subsidiary during the same period was $4.0 million. During 1995, the Company continued to reduce its exposure on loans sold with recourse in the event of default by the borrower from $2,068,732 at December 31, 1994 to $1,598,891 at December 31, 1995.

  Allowance for possible loan losses

     The Company recognizes the slowdown in the regional economy and has considered its potential effect on the quality of the loan portfolio and on the adequacy of the allowance for possible loan losses. The allowance for possible loan losses takes into account specific credit reviews, past loan loss experience, current economic conditions and trends, the volume, growth, and composition of the loan portfolio and the Company's nonaccrual loan balances and loans contractually past due 90 days and still accruing interest. The allowance for possible loan losses is the result of calculations in accordance with the Company's reserve methodology.

     The Company has a grading system whereby loan officers are required to assess the appropriateness of loan gradings and specific reserves on classified loans and report any changes they deem necessary on a quarterly basis. The Company's loan review department, which is independent of the loan origination process, reviews loans on an established cycle to assess the adequacy of specific reserves and the appropriateness of loan gradings as determined by the loan officers. All large nonclassified loans are reviewed annually, at a minimum, or more frequently if warranted as a result of credit deterioration.

     The grading changes and specific reserves are presented to a committee consisting of members of senior management and then to the Audit Committee of the Board of Directors as part of the process to evaluate the adequacy of the Company's allowance for possible loan losses.

     Credits on the Company's internal loan "watchlist" are evaluated to estimate potential losses. The total reserves resulting from this analysis are "allocated" reserves. The allocated reserves provided for individual loans are supplemented by an unallocated amount for loan losses. This unallocated amount is determined based on judgments regarding risk of error in the specific allocations as well as an analysis of various components of the loan portfolio, pools of risk, historical loss experience, economic conditions and trends and other factors. The composition of the allowance for possible loan losses at December 31 is as follows:

                                             1995           1994             1993
                                          ----------     ----------       ----------
            Commercial and financial      $1,401,809     $  165,931       $2,472,829
            Real estate-mortgage             927,846      1,096,913        1,455,785
            Installment and other            137,380          9,967            3,728
            Past due interest                      -         40,000          129,500
            Unallocated                    4,883,115      5,104,596        3,677,650
                                          ----------     ----------       ----------
                                          $7,350,150     $6,417,407       $7,739,492
                                          ==========     ==========       ==========

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
- --------------------------------------------------------------------------------

     Activity in the allowance for possible loan losses for the past three years was as follows:

                                                                          1995            1994             1993
                                                                      -----------      -----------      -----------
  Allowance for possible loan losses, beginning of year               $ 6,417,407      $ 7,739,492      $ 3,811,784
  Loans charged-off:
     Commercial and financial                                             328,708        1,607,140        1,312,831
     Real estate--mortgage                                                582,415        2,454,297        3,148,334
     Real estate--construction                                                 --           24,897           16,046
     Installment loans to individuals                                      11,562           13,973            5,453
                                                                      -----------      -----------      -----------
       Total loans charged-off                                            922,685        4,100,307        4,482,664
                                                                      -----------      -----------      -----------
  Recoveries:
     Commercial and financial                                             276,584          217,416          115,394
     Real estate--mortgage                                                276,801          357,007           10,242
     Installment loans to individuals                                       2,043            4,194            1,364
                                                                      -----------      -----------      -----------
       Total recoveries                                                   555,428          578,617          127,000
                                                                      -----------      -----------      -----------
  Net charge-offs                                                         367,257        3,521,690        4,355,664
  Provision for possible loan losses                                    1,300,000        2,199,605        8,283,372
                                                                      -----------      -----------      -----------
  Allowance for possible loan losses, end of year                     $ 7,350,150      $ 6,417,407      $ 7,739,492
                                                                      ===========      ===========      ===========

     The Company's allowance for possible loan losses as a percent of nonperforming loans increased from 52.8% at December 31, 1993 to 231.2% at December 31, 1995. During 1993, the Company made a significant provision to its allowance for possible loan losses in conjunction with a strategic decision to reduce aggressively its marginally performing and nonperforming loans. Provisions for 1994 and 1995 were based on management's quarterly analysis of the reserve's adequacy. Included in the analysis is consideration of not only the level of nonperforming loans but also the level of watch list loans and anticipated loan growth. During 1994 and 1995, the Company experienced lower losses than expected and higher recoveries than expected. The Company expects the reduction in charge-offs experienced since 1993 to continue during 1996. A projection of charge-offs is based on estimates and subjective judgements by management and is not necessarily indicative of charge-offs that may actually occur.

     Watch list loans are loans identified by management to have clearly defined weaknesses and are considered vulnerable to the anticipated regional economic slow down. The rate of reduction of watch list loans has not kept pace with the reduction in nonperforming assets. Included in watch list loans are five loans totaling $4.8 million which are current as to principal and interest but which have collateral values less than existing balances and the borrowers exhibit clearly defined weaknesses.

  Regulatory matters and capital resources

     Following the 1992 examination by the Office of the Comptroller of the Currency, Safety Fund National Bank (the "Bank") entered into an informal Memorandum of Understanding. The Memorandum related to certain aspects of the Bank's operations, including asset quality monitoring and other administrative matters. During the third quarter of 1995, the Bank was subject to a regular safety and soundness examination by the Office of the Comptroller of the Currency. The Bank was notified that, as a result of that examination, the OCC removed the Memorandum of Understanding.

     The Federal Reserve Board has established risk-based standards for measuring capital adequacy for U.S. banking organizations. In general, the standards require banks and bank holding companies to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments and contingencies.

     The Federal Reserve Board standards classify capital into two tiers, referred to as Tier 1 and Tier 2. Tier 1 capital generally consists of common stockholders' equity and certain preferred stock. Tier 2 capital generally consists of other types of equity instruments and the allowance for loan and lease losses. All banks are required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets with at least 4% Tier 1 capital.

     For most banks, including the Company's subsidiary bank, the minimum Tier 1 leverage ratio is to be 3.00% plus an additional cushion of at least 1.00% to 3.00% depending upon risk profiles and other factors. The Office of the Comptroller of the Currency has requested that the Bank endeavor to maintain a leverage ratio of at least 6% and the Board of Directors

                    Management's Discussion and Analysis
               of Financial Condition and Results of Operations
- --------------------------------------------------------------------------------

  has adopted a resolution to that effect. As shown below, all regulatory ratios exceed the minimum required.



                                                        Company         Bank
                                                       ---------      --------
            Tier 1 Risk-Based Capital Ratio              13.16%        12.46%
            Total Risk-Based Capital Ratio               14.45         13.76
            Leverage Ratio                                7.28          6.86


     The approval of the Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds the Bank's net profit (as defined) for that year combined with its retained net profits for the preceding two calendar years.

  Liquidity and interest rate sensitivity management

     The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

     As a holding company, the Company's primary sources of liquidity are dividends from the Bank and interest earned on repurchase agreements with the Bank. The Company uses its liquidity to pay cash dividends to shareholders, fund operating expenses and pay income taxes.

     Marketable investment securities, particularly those of shorter maturities, are a principal source of liquidity for the Bank. Available for sale securities maturing or likely to be called in two years or less amounted to approximately $20.3 million at December 31, 1995, representing 32.5% of the available for sale portfolio. Assets such as federal funds sold and maturing loans are also sources of liquidity.

     During 1994, the Company transferred securities with a fair value of $5,357,472 from its available for sale portfolio to its held to maturity portfolio. The transfer was the result of a strategic decision, made in conjunction with the engagement of a new investment advisor, to hold a larger percentage of the Company's securities to maturity. At the time of transfer, the securities had an unrealized loss of $599,596. This unrealized loss is being amortized over the life of the securities transferred, which is approximately nine years.

     In 1995, the FASB allowed a one-time reassessment of the classifications of all securities held at the time. Accordingly, the Company reclassified $19,491,445 from the held to maturity portfolio to available for sale and $4,126,119 from the available for sale portfolio to the held to maturity portfolio. Securities transferred from the available for sale portfolio to the held to maturity portfolio had an unrealized gain of $308,246 at the time of transfer. The unrealized gain will be accreted over the life of the securities transferred, which is approximately seven years.

     Historically, the overall liquidity of the Company has been enhanced by a high level of core deposits. Maintaining an ability to acquire large denomination time deposits and money fund accounts is a key to assuring liquidity. This involves maintenance of an appropriate maturity distribution of purchased funds as well as diversification of sources through various money markets. During 1995, deposits and securities sold under repurchase agreements increased $12.8 million or 5.1%. During the same period, the Company increased total loans $19.0 million or 13.4% during the period. Management believes the liquidity of the Bank is sufficient to meet future needs. The Bank does not currently accept brokered deposits.

     Interest rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Overnight federal funds on which rates change daily and loans which are indexed to the base rate differ considerably from longer term investment securities and fixed rate loans. Similarly, time deposits are much more interest sensitive than deposits such as savings accounts. The shorter term interest rate sensitivities are key to measuring the interest sensitivity gap, which is the difference between the total of interest sensitive earning assets and interest bearing liabilities. Generally, a financial institution with an excess of interest sensitive assets would have a higher net interest income in times of increasing market interest rates and lower net interest income in times of decreasing market interest rates.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
- --------------------------------------------------------------------------------

     The following table shows the interest sensitivity gaps for five different time intervals as of December 31, 1995, based upon the Company's earliest repricing opportunity according to contractual terms. Loan balances do not take into account normal principal amortization or prepayments. During the first 365 days, there is an excess of interest bearing liabilities over interest earning assets.



                                                  Interest Rate Sensitivity Gaps as of December 31, 1995 (in millions):
                                                                  2-90       91-365       1-2       Over 2
                                                   Immediate      Days        Days       Years      Years      Total
                                                   ---------    -------    ---------    -------    -------   ---------
  Interest earning assets:
  Federal funds sold                                $  2.5     $   -       $   -       $   -      $   -      $  2.5
  Investment securities available for sale             -           2.0         7.0        11.3       42.1      62.4
  Investment securities held to maturity               -           -           -           -         39.9      39.9
  Loans                                               82.5         0.2         0.6         2.5       74.6     160.4
                                                   -------     -------     -------     -------    -------    ------
  Total interest earning assets                       85.0         2.2         7.6        13.8      156.6     265.2
                                                   -------     -------     -------     -------    -------    ------
  Interest bearing liabilities:
  Deposits:
   Savings, N.O.W. and money market                  (98.8)       (2.5)        -           -          -      (101.3)
   Time                                                -         (20.6)      (41.6)      (15.4)      (6.0)    (83.6)
  Securities sold under repurchase
   agreements                                        (10.3)       (0.8)        -           -          -       (11.1)
  Treasury tax and loan notes                          -          (1.2)        -           -          -        (1.2)
                                                   -------     -------     -------     -------    -------    ------
  Total interest bearing liabilities                (109.1)      (25.1)      (41.6)      (15.4)      (6.0)   (197.2)
                                                   -------     -------     -------     -------    -------    ------
  Interest sensitivity gap                         $ (24.1)    $ (22.9)    $ (34.0)    $  (1.6)   $ 150.6    $ 68.0
                                                   =======     =======     =======     =======    =======    ======
  Cumulative gap                                   $ (24.1)    $ (47.0)    $ (81.0)    $ (82.6)   $  68.0    $  -
                                                   =======     =======     =======     =======    =======    ======

     One of the objectives of the Company's asset/liability management strategy is to effectively manage its interest rate sensitivity gap.

     In 1994, the Company entered into an interest rate swap to manage exposure to interest rate risk. At December 31, 1995, the Company had outstanding a $5,000,000 interest rate swap agreement pursuant to which, for a three year period, ending December 1997, the Company receives a fixed payment of 7.95% on the amount of the agreement in exchange for a variable-rate payment indexed to the three-month London Interbank Offered Rate (LIBOR) on the same agreement amount. The variable-rate payment on December 31, 1995 was 5.81%. During 1995, the Company earned $93,176 net, under this agreement, which is included in interest income.

     During 1995, the Company entered into an interest rate floor agreement to manage exposure to interest rate risk. At December 31, 1995, the Company had outstanding a $10,000,000 interest rate floor agreement pursuant to which, for a five-year period, ending February 2000, the Company receives an interest payment if the three-month LIBOR declines below 6.25%. This payment would be based upon the rate difference between current LIBOR and 6.25% accrued on the notional value of $10,000,000. The transaction fee paid of $88,000 is currently being amortized over the life of the contract. Interest earned during 1995 totalled $17,569 on this agreement.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
- --------------------------------------------------------------------------------

  1995 Compared to 1994

     The Company had net income of $1,852,889 ($1.12 per share) in 1995 compared to net income of $158,048 ($.10 per share) in 1994. The following discussion summarizes the major components of the increase in earnings.

  Net interest income

     The largest component of the Company's operating income is net interest income. Changes in net interest income generally occur due to fluctuations in the balances and/or mixes of interest earning asset and interest bearing liabilities, and changes in their corresponding interest yields and costs. Changes in nonperforming assets, together with interest lost and recovered on those assets, also impact comparisons of net interest income.

     Net interest income increased $1,779,685 or 14.8% during 1995 compared to 1994. Growth in earning assets favorably affected the year-to-year comparison as average earning assets in 1995 reached $256.9 million, up $31.2 million or 13.8% from 1994, with growth in average investment securities and federal funds sold accounting for 58.3% of this increase and loans accounting for 41.7%. A portion of the revenue gains generated by asset growth in 1995 was offset by mix and rate changes in the Company's liability structure. Overall, the Company's net yield on interest earning assets increased slightly from 5.3% in 1994 to 5.4% in 1995.

     Income from interest on loans was higher during 1995 than 1994 by $2,631,378 or 22.2%. During 1995, the Company's average loans outstanding was $153.0 million compared to $140.0 million in 1994. The net growth in the loan portfolio has been accomplished primarily through the origination of residential and commercial mortgage loans. The average yield on loans outstanding increased from 8.5% to 9.5% due to a higher prime lending rate throughout all of 1995 and a lower level of nonaccrual loans during 1995 as compared to 1994.

     Total interest income from investment securities available for sale and investment securities held to maturity increased $1,496,896 or 28.7% during 1995. The average balance in the overall investment security portfolio increased $18.6 million to 23.1% compared to 1994. The increased portfolio was due primarily to the usage of excess liquidity generated by increased deposits, both interest bearing and noninterest bearing. The average yields on the portfolios increased from 6.5% to 6.8%. Market rates were generally higher during 1995 than 1994 giving the Company the opportunity to reinvest maturity proceeds at higher rates.

     Interest expense on deposits was also higher during 1995 than 1994 by $2,167,198 or 44.6%. Average interest bearing deposits increased $19.0 million or 11.5%, from $164.7 million in 1994 to $183.7 million in 1995. The increase was primarily in personal certificate of deposit products and a money fund product designed especially for funeral home pre-need arrangements. The Company's average rate paid on interest bearing deposits increased from 3.0% in 1994 to 3.8% during 1995 as overall market rates increased due to Federal Reserve Bank rate tightening and also due to increased competitiveness among financial institutions for deposit customers. Interest expense on borrowed funds also increased by $246,065 due primarily to higher rates and increased issuance of securities sold under repurchase agreements during the period.

  Provision for possible loan losses

     The provision for possible loan losses decreased during 1995 as compared to 1994 by $899,605 or 40.9%. The amount provided during the period is the result of applying the Company's allowance methodology and management's assessment as to the adequacy of the allowance. That assessment takes into account specific credit reviews, past loan loss experience, current economic conditions and trends, the volume, growth, and composition of the loan portfolio and the Company's nonaccrual loan balances and loans contractually past due 90 days and still accruing interest.

  Noninterest income

     Gains on loans sold were $13,974 during 1995 compared to a net loss of $318,257 during 1994. During 1994 the Company sold several under-performing loans, including a bulk sale at a discount. The 1994 loss included a $300,000 first quarter write-down relating to certain loans which the Company anticipated selling.

     Other income decreased $180,743 or 21.5% during 1995 as compared to 1994. Other income in 1994, included proceeds from the settlement of a lawsuit in the amount of $134,215.

  Noninterest expense

     Salary expense increased $268,315 or 4.6% during 1995 as compared to 1994. The increase was due to severance related costs associated with internal restructuring of $140,401 and increased expenses related to incentive compensation plans of $215,237.

     Benefit expense decreased during 1995 as compared to 1994 by $130,573 or 8.7%. During 1994, the Company incurred a noncash pension settlement expense of $167,656 relating to former employees who took lump-sum pension distributions during the third quarter of 1994.

     Occupancy and equipment expenses increased $241,108 or 12.7% during 1995 as compared to 1994. The increase was due primarily to the full-year of operation of two additional branches and also the upgrade of certain computer systems software.

     Professional fees decreased during 1995 as compared to 1994 by $218,795 or 20.4%. The decrease was due primarily to

                     Management's Discussion and Analysis
               of Financial Condition and Results of Operations
- --------------------------------------------------------------------------------

  reduced legal, consulting and appraisal expenses associated with troubled assets.

     Marketing expenses increased during 1995 by $260,955 or 54.7%. The Company initiated several new marketing campaigns during 1995. The Company also increased the frequency of radio and newspaper advertising, and incurred costs associated with product development and production of advertising materials.

     Deposit insurance expense decreased during 1995 by $208,711 or 38.7%. The Federal Deposit Insurance Corporation reduced its premium on insured deposits as of June 1, 1995.

     Other real estate owned expense decreased $296,708 or 84.1% due primarily to a decrease in provisions for losses on other real estate owned and the reduced operating expenses associated with fewer properties.

     Other expense increased during 1995 as compared to 1994 by $345,866 or 23.6%. During the first quarter of 1995, the Company sustained a theft of customer checks being transported from a branch office to the Company's main office. The Company accrued $100,000 which represents the amount not recoverable through insurance claims. Also, the Company incurred increased telephone, automated teller machine, training, supplies and postage charges associated with increased customers and two additional branches operating throughout the 1995 period.

     During 1995, events occurred which caused the Company to consider one of its buildings to be impaired. Due to the re-engineering of a local highway's ramp system, the accessibility of this branch will be significantly impaired during 1996. The Company intends to close and sell the branch during 1996 and relocate to a suitable location in the local market area. Accordingly, in 1995 the Company recorded an impairment write-down of $344,765 which is reflected in the consolidated statement of operations. The $344,765 write-down represents the difference between the property's carrying value and its fair market value based on an independent appraisal performed during the fourth quarter of 1995.

  Income tax expense

     The Company recorded tax expense of $706,000 during 1995 as compared to $77,200 during 1994. The Company's effective tax rate of 27.6% during 1995 was less than the statutory rate due to two primary factors. First, the Company pays a reduced tax because of the Company's investment in tax exempt assets and the use of its Massachusetts security corporation, which is taxed at a preferential state rate. Secondly, the Company reduced the valuation allowance on its deferred tax asset by $200,000 during the period. The effective rate of 32.8% recorded during 1994 was based on an evaluation of the Company's tax history and status of temporary differences.

                     Management's Discussion and Analysis
               of Financial Condition and Results of Operations
- --------------------------------------------------------------------------------

  1994 Compared to 1993

     The Company had net income of $158,048 ($.10 per share) during 1994 compared to a net loss of $3,107,822 ($1.93 per share) during 1993. The following discussion summarizes the major components of the change in results.

  Net interest income

     The largest component of the Company's operating income is net interest income. Changes in net interest income generally occur due to fluctuations in the balances and/or mixes of interest earning assets and interest bearing liabilities, and changes in their corresponding interest yields and costs. Changes in nonperforming assets, together with interest lost and recovered on those assets, also impact comparisons of net interest income.

     Net interest income decreased $259,542 or 2.1% during 1994 compared to 1993. A modest decline in earning assets unfavorably affected the year-to-year comparison as average earning assets in 1994 were down $1.1 million compared to 1993. Average loans declined $11.5 million or 7.6% as the Company focused its efforts on reducing marginally performing and nonperforming loans. The average amount of loans on nonaccrual were also higher during 1994. The Company's net yield on interest earning assets also declined slightly from 5.4% in 1993 to 5.3% in 1994.

     Income from interest on loans was lower during 1994 than 1993 by $1,586,058 or 11.8%. During 1994, the Company's average loans outstanding was $140.0 million compared to $151.5 million in 1993. In addition to the volume decline discussed above, the average yield on loans outstanding decreased from 8.9% to 8.5% due to a higher level of nonaccrual loans during 1994 as compared to 1993.

     Total interest income from investment securities available for sale and investment securities held to maturity increased $829,776 or 18.9% during 1994. The average balance in the overall investment security portfolio increased $13.2 million or 19.6% compared to 1993. The increased portfolio was due primarily to the usage of excess liquidity generated by increased noninterest bearing deposits and proceeds from loan maturities, payoffs and sales. The average yields on the taxable portfolio remained flat for 1994 and 1993 at 6.5%.

     Interest expense on deposits was lower during 1994 than 1993 by $649,949 or 11.8%. Average interest bearing deposits decreased $7.0 million or 4.1%, from $171.7 million in 1993 to $164.7 million in 1994. The decrease was primarily in interest bearing demand and savings products. The Company's average rate paid on interest bearing deposits also decreased from 3.2% in 1993 to 3.0% during 1994 as the Company more aggressively managed its deposit pricing.

  Provision for possible loan losses

     The provision for possible loan losses decreased during 1994 as compared to 1993 by $6,083,767 or 73.4%. The amount provided during 1994 is the result of applying the Company's reserve methodology and management's assessment as to the adequacy of the reserve. The amount provided in 1993 was in conjunction with the strategic decision to reduce aggressively marginally performing and nonperforming loans and other real estate owned. The Bank's increased reserves helped to facilitate the accelerated disposition of problem assets during 1994.

  Noninterest income

     Net losses on loans sold increased $111,840 or 54.2% during 1994 as the Company sold several under-performing loans, including a bulk sale at a discount. The loss included a $300,000 write-down relating to certain loans which the Company anticipated selling. The Company continued to execute the plan started in 1993 whereby loans previously sold to investors, with the right of recourse, were repurchased from investors and subsequently sold to a third party, without the right of recourse.

     Gains on investment securities sold declined by $602,483. Due to a less favorable market, the Company had substantially less investment security sales during 1994.

     Other income increased $297,543 or 54.9% due primarily to the settlement of a lawsuit during the third quarter whereby the Company received $134,215, the receipt of a $51,408 distribution from the Company's ATM network and an increase of $59,550 related to a full year of ATM customer fees.

  Noninterest expense

     Salary expense increased $644,424 or 12.4% during 1994. The increase was due primarily to severance related items paid to former senior officers and increased personnel in the credit administration and problem loan resolution areas.

     Professional fees increased $106,088 or 11.0% due primarily to additional legal, appraisal and consulting services relating to loan issues.

     Other real estate owned, net increased $165,142 or 87.9% due to insurance, real estate taxes and other expenses associated with other real estate owned.

     Director fees decreased $71,691 or 21.9% due to a reduced annual stipend and a reduction of Board size.

  Income tax expense

     Income tax expense was $77,200 for 1994 as opposed to a benefit of $1,410,000 for 1993. The change was largely the result of the Company generating pretax income in 1994 compared to a loss in 1993. See Note 8 for information regarding income tax matters.

                          Supplemental Financial Data
- --------------------------------------------------------------------------------
  Average balance sheet
  The following table shows the average assets, liabilities and stockholders' equity for the years ended December 31:

                                                       1995              1994              1993
                                                  --------------     -------------     -------------
  Assets
  Cash and due from banks                          $  13,731,710     $  14,613,442     $  14,308,499
  Federal funds sold                                   4,506,849         4,944,658         7,771,917
  Investment securities available for sale            59,543,185        56,157,314                 -
  Investment securities held to maturity              39,858,920        24,608,009        67,523,579
  Loans, net of unearned discount                    152,991,386       139,977,398       151,470,970
  Less allowance for possible loan losses             (7,088,958)       (6,658,664)       (3,101,131)
                                                  --------------     -------------     -------------
       Net loans                                     145,902,428       133,318,734       148,369,839
                                                  --------------     -------------     -------------
  Premises and equipment, net                         10,604,862        11,168,260        11,521,134
  Other assets                                         6,555,786         7,079,677         7,509,089
                                                  --------------     -------------     -------------
  Total assets                                     $ 280,703,740     $ 251,890,094     $ 257,004,057
                                                  ==============     =============     =============
  Liabilities and stockholders' equity
  Liabilities:
     Deposits:
       Interest bearing deposits                   $ 183,744,335     $ 164,749,217     $ 171,732,090
       Noninterest bearing deposits                   62,906,594        57,257,080        50,008,901
                                                  --------------     -------------     -------------
         Total deposits                              246,650,929       222,006,297       221,740,991
  Federal funds purchased and securities sold
     under repurchase agreements                      11,685,725         9,226,546         9,282,379
  Treasury tax and loan notes                          2,002,937         1,690,532         1,958,705
  Other liabilities                                      760,469           785,166         1,562,386
                                                  --------------     -------------     -------------
         Total liabilities                           261,100,060       233,708,541       234,544,461
  Total stockholders' equity                          19,603,680        18,181,553        22,459,596
                                                  --------------     -------------     -------------
  Total liabilities and stockholders' equity       $ 280,703,740     $ 251,890,094     $ 257,004,057
                                                  ==============     =============     =============

                          Supplemental Financial Data
- --------------------------------------------------------------------------------
Net Interest Income Information
     The following table shows the average balances and related interest income and expense for the three years ended December 31:

                                                                                1995
                                                         -----------------------------------------------------
                                                           Average             Interest         Average rates
                                                           balance           income/expense      earned/paid
                                                         ------------        --------------     --------------
  Loans, net of unearned discount (1,2)                  $ 152,991,386        $ 14,483,998          9.47%
  Taxable investment securities                             99,402,105           6,709,485          6.75
  Federal funds sold                                         4,506,849             263,506          5.85
                                                         -------------        ------------
       Total interest earning assets                     $ 256,900,340        $ 21,456,989          8.35
                                                         =============        ============          ----
  Interest bearing deposits                              $ 183,744,335        $  7,031,330          3.83
  Borrowed funds                                            13,688,662             609,929          4.46
                                                         -------------        ------------
       Total interest bearing liabilities                $ 197,432,997        $  7,641,259          3.87
                                                         =============        ============          ----
  Net interest income                                                         $ 13,815,730
                                                                              ============
  Net interest rate spread                                                                          4.48%
                                                                                                    ====
  Net yield on interest earning assets                                                              5.38%
                                                                                                    ====
                                                                                 1994
                                                         -----------------------------------------------------
                                                           Average             Interest         Average rates
                                                           balance           income/expense      earned/paid
                                                         ------------        --------------     --------------
  Loans, net of unearned discount (1,2)                  $ 139,977,398        $ 11,852,620          8.47%
  Taxable investment securities                             80,725,939           5,211,519          6.46
  Non-taxable investment securities (2)                         39,384               1,070          2.72
  Federal funds sold                                         4,944,658             198,832          4.02
                                                         -------------        ------------
       Total interest earning assets                     $ 225,687,379        $ 17,264,041          7.65
                                                         =============        ============          ----
  Interest bearing deposits                              $ 164,749,217        $  4,864,132          2.95
  Borrowed funds                                            10,917,078             363,864          3.33
                                                         -------------        ------------
       Total interest bearing liabilities                $ 175,666,295        $  5,227,996          2.98
                                                         =============        ============          ----
  Net interest income                                                         $ 12,036,045
                                                                              ============
  Net interest rate spread                                                                          4.67%
                                                                                                    ====
  Net yield on interest earning assets                                                              5.33%
                                                                                                    ====
                                                                                 1993
                                                         -----------------------------------------------------
                                                           Average             Interest         Average rates
                                                           balance           income/expense      earned/paid
                                                         ------------        --------------     --------------
  Loans, net of unearned discount (1,2)                  $ 151,470,970        $ 13,438,678          8.87%
  Taxable investment securities                             67,357,894           4,378,284          6.50
  Non-taxable investment securities (2)                        165,685               4,529          2.73
  Federal funds sold                                         7,771,917             239,417          3.08
                                                         -------------        ------------
       Total interest earning assets                     $ 226,766,466        $ 18,060,908          7.96
                                                         =============        ============          ----
  Interest bearing deposits                              $ 171,732,090        $  5,514,081          3.21
  Borrowed funds                                            11,241,084             251,240          2.24
                                                         -------------        ------------
       Total interest bearing liabilities                $ 182,973,174        $  5,765,321          3.15
                                                         =============        ============          ----
  Net interest income                                                         $ 12,295,587
                                                                              ============
  Net interest rate spread                                                                          4.81%
                                                                                                    ====
  Net yield on interest earning assets                                                              5.42%
                                                                                                    ====

  (1) Includes nonaccruing loan balances and interest actually received on such loans.
  (2) Interest on non-taxable loans and investment securities are not on a tax equivalent basis. The amounts involved are not material.

                          Supplemental Financial Data
- --------------------------------------------------------------------------------
  Net interest income information (continued)

     The following tables show the dollar amount of changes in the interest income, interest expense and changes segregated for each category of interest earning asset and interest bearing liability into amounts attributable to changes in volume and changes in rate for the years ended December 31, 1995 and 1994:

                                                                             1995 vs. 1994
                                                     ---------------------------------------------------------------
                                                           Dollar             Changes in              Changes in
                                                          Amount of             Volume                   Rate
                                                           Changes           Inc./(Dec)/(1)/       Inc./(Dec)/(2)/
                                                     --------------         -------------         -----------------
  Loans, net of unearned discount                    $    2,631,378        $    1,102,285         $    1,529,093
  Taxable investment securities                           1,497,966             1,206,480                291,486
  Non-taxable investment securities                          (1,070)               (1,070)                     -
  Federal funds sold                                         64,674               (17,600)                82,274
                                                     --------------         -------------         --------------
       Total interest earning assets                      4,192,948             2,290,095              1,902,853
                                                     --------------         -------------         --------------
  Interest bearing deposits                               2,167,198               560,356              1,606,842
  Borrowed funds                                            246,065                92,294                153,771
                                                     --------------         -------------         --------------
      Total interest bearing liabilities                  2,413,263               652,650              1,760,613
                                                     --------------         -------------         --------------
  Net interest income                                $    1,779,685        $    1,637,445         $      142,240
                                                     ==============         =============         ==============

                                                                             1994 vs. 1993
                                                     ---------------------------------------------------------------
                                                         Dollar                Changes in            Changes in
                                                        Amount of                Volume                  Rate
                                                         Changes            Inc./(Dec)/(1)/        Inc./(Dec)/(2)/
                                                     --------------         -------------         -----------------
  Loans, net of unearned discount                    $   (1,586,058)        $   (1,019,480)       $    (566,578)
  Taxable investment securities                             833,235                868,923              (35,688)
  Non-taxable investment securities                          (3,459)                (3,448)                 (11)
  Federal funds sold                                        (40,585)               (87,080)              46,495
                                                     --------------         --------------         -------------
       Total interest earning assets                       (796,867)              (241,085)            (555,782)
                                                     --------------         --------------         -------------
  Interest bearing deposits                                (649,949)              (224,150)            (425,799)
  Borrowed funds                                            112,624                 (7,258)             119,882
                                                     --------------         --------------         -------------
       Total interest bearing liabilities                  (537,325)              (231,408)            (305,917)
                                                     --------------         --------------         -------------
  Net interest income                                $     (259,542)        $       (9,677)      $     (249,865)
                                                     ==============         ==============         =============


  NOTE:  The change due to the volume/rate variance has been allocated to rate.
       (1) Change in volume times old interest rate
       (2) Change in interest rate times old volume

                          Supplemental Financial Data
- --------------------------------------------------------------------------------
  Maturities and sensitivities of loans to changes in interest rates

     The maturity schedule for loans, excluding real estate mortgages and installment loans to individuals, at December 31, 1995 is as follows:

                                                                        Maturities
                                              ----------------------------------------------------------------
                                              Within 1 year       1-5 years     Over 5 Years         Total
                                              -------------    -------------    -------------    -------------
  Commercial and financial                    $  22,095,310    $  16,586,223    $   8,026,999    $  46,708,532
  Real estate-construction                          481,500        1,255,760          384,173        2,121,433
                                              -------------    -------------    -------------    -------------
                                              $ 22,576,810     $  17,841,983    $   8,411,172    $  48,829,965
                                              =============    =============    =============    =============

     The following table is a presentation of commercial, financial and real estate-construction loans at December 31, 1995 due after one year by predetermined and floating interest rates:


                                              Predetermined       Floating
                                                   Rate             Rate
                                              ------------      -------------
  Commercial and financial                    $  7,478,912      $  17,134,310
  Real estate-construction                       1,033,574            606,359
                                              ------------      -------------
                                              $  8,512,486      $  17,740,669
                                              ============      =============

  Deposits

     The following table shows the classification of the Company's consolidated average deposits for 1995, 1994 and 1993:

                                          1995                                1994                                1993
                              ------------------------------     ------------------------------     --------------------------------
                                 Average           Average          Average           Average           Average            Average
                                 Balance          Rate Paid         Balance          Rate Paid          Balance           Rate Paid
                              -------------      -----------     -------------      -----------     -------------        -----------
Noninterest bearing
    demand                    $  62,906,594            -         $  57,257,080            -         $   50,008,901             -
Interest bearing demand          49,009,056          1.77%          53,467,906          1.83%           56,194,141           2.42%
Savings                          51,894,132          3.45           46,279,667          2.48            51,921,941           2.64
Time                             82,841,147          5.28           65,001,644          4.20            63,616,008           4.37
                              -------------                      -------------                      --------------
                              $ 246,650,929          3.83        $ 222,006,297          2.95        $  221,740,991           3.21
                              =============          ====        =============          ====        ==============           ====

     The following table sets forth, by time remaining to maturity, time certificates of deposit in amounts of $100,000 or more at December 31:

                                                                         1995                   1994
                                                                     ------------           -------------
                                Time remaining to maturity:
                                Three months or less                 $  5,147,705            $  3,708,322
                                Three to six months                     2,974,058               2,773,498
                                Six to twelve months                    1,988,928               1,730,573
                                More than twelve months                 1,762,767               2,050,890
                                                                     ------------           -------------
                                                                     $ 11,873,458           $  10,263,283
                                                                     ============           =============

                              Board of Directors
- --------------------------------------------------------------------------------
                                 WILLIAM E. AUBUCHON, III
                                 Chairman and Chief Executive Officer, W.E.
                                 Aubuchon Co., Inc.
                                 CHRISTOPHER W. BRAMLEY
                                 President and Chief Executive Officer, Safety
                                 Fund National Bank
                                 JOHN R. CLEMENTI
                                 President, Plastican, Inc. and Holiday
                                 Housewares, Inc.
                                 P. KEVIN CONDRON
                                 President, Central Supply Company, Inc.
                                 BIGELOW CROCKER, Jr.
                                 Retired
                                 DAVID R. GRENON
                                 Chairman of Advisory Board and Assistant Clerk,
                                 The Protector Group Insurance Agency, Inc.
                                 DONALD L. HALL
                                 President, Treasurer and Director, Higley, Hall
                                 and Company, Inc.
                                 EDWARD H. HALL, Jr.
                                 President and Director, National Perforating
                                 Corp., Morey Paper Mill Supply Co., Fitchburg
                                 Screen Plate Co., Inc. and Monadnock Screen
                                 Plate Co., Inc.
                                 GEORGE H. HEYWOOD, Jr.
                                 Consultant, Heywood-Wakefield
                                 JOHN E. HOWARD
                                 Managing Partner, William S. Reagan & Company
                                 THOMAS P. KELLY
                                 President, Thomas P. Kelly & Associates
                                 VINCENT J. MARA
                                 President Emeritus, Fitchburg State College
                                 MICHAEL E. MONTUORI
                                 President, Montuori Oil Corp., Montuori
                                 Gasoline Stations, Inc., Montuori Oil Delivery,
                                 Inc. and Montuori for Tires, Inc.
                                 ALLEN  I. ROME
                                 President, Rome Insurance Agency, Inc.
                                 HENRI L. SANS, Jr.
                                 Attorney, LeBlanc and Sans
                                 J. ROBERT SEDER
                                 Partner, Seder & Chandler, Attorneys
                                 RICHARD L. YATES
                                 Vice President and Controller, Textron, Inc.
          Director Emeritus      R. ALLEN KEYWORTH

  Officers--The Safety Fund      THOMAS P. KELLY
            Corporation          Chairman of the Board
                                 P. KEVIN CONDRON
                                 Vice Chairman of the Board
                                 CHRISTOPHER W. BRAMLEY
                                 President and Chief Executive Officer
                                 MARTIN F. CONNORS, Jr.
                                 Treasurer
                                 JOHN E. HOWARD
                                 Clerk


    1995 Form 10-KSB      The 1995 Safety Fund Corporation Form 10-KSB will be
                          sent free of charge to anyone wishing a copy. Written requests should be directed to: Martin F. Connors, Jr., Treasurer, The Safety Fund Corporation,
                          470 Main Street, Fitchburg, MA 01420

                                 Bank Officers

- --------------------------------------------------------------------------------

  Executive Officer                                               Independent Loan Review
     CHRISTOPHER W. BRAMLEY                                          A. CATHERINE WENTZELL
     President and Chief Executive Officer                           Senior Vice President, Independent Loan Review
  Administration and  Operations                                     MARY U. THIBEAULT
     MICHAEL A. L'ECUYER                                             Assistant Vice President, Independent Loan Review
     Vice President, Branch Administration                        Investment and Trust Services
     JOSEPH B. RUTH, III                                             STEPHEN R. SHIRLEY
     Vice President, Retail Delivery Services                        Senior Vice President and Senior Trust Officer
     MARY E. HAGERTY                                                 PETER C. ARMBRUSTER
     Assistant Vice President, Operations                            Vice President and Trust Officer
     MAUREEN E. LITTLEFIELD                                          STEPHEN T. CARNEY
     Assistant Vice President, EDP                                   Vice President, Trust Business Development Officer
     ELAINE A. CASSELS                                               JAMES D. HOHMAN
     Assistant Vice President, IRA Administration                    Vice President and Trust Investment Officer
  Accounting and Finance                                             STEVEN B. KALLOCH
     MARTIN F. CONNORS, JR.                                          Vice President and Trust Officer
     Senior Vice President and Chief Financial Officer               TIMOTHY J. O'MALLEY
     MICHAEL F. FULLER                                               Assistant Vice President and Trust Operations Officer
     Financial Accounting Officer                                    CHRISTOPHER W. McCARTHY
     JOHN F. RICE                                                    Investor Services Manager
     Accounting Operations Officer                                Gardner
  Human Resources                                                    JOSEPH G. SOVA
     JOYCE M. DANIELSON                                              Vice President, Commercial Loans
     Senior Vice President                                           MAYANK R. DESAI
  Corporate and Consumer Services-Fitchburg                          Commercial Loan Officer
     JAMES C. GARVEY                                                 DOROTHY A. YABLONSKI
     Senior Vice President and Senior Commercial Loan Officer        Assistant Vice President and Manager, Pearson Blvd. Office
     PAUL D. BUTLER                                               Leominster
     Vice President, Credit Administration                           PATRICIA K. WRIGHT
     ROBERT A. GUERTIN                                               Assistant Vice President and Manager, Leominster Office
     Vice President, Senior Residential Lending Officer              DENISE B. CATALDO
     ROBERT T. LONG                                                  Manager, Water Tower Plaza Office
     Vice President and Senior Credit Officer                     Lunenburg
     PHILIP E. PURCELL                                               GIUSEPPE FERACO
     Vice President, Commercial Loans                                Manager, Lunenburg Crossing Office
     DAVID W. RODGERS                                             Westborough
     Vice President, Asset Evaluation                                NANCY E. QUICK
     PAUL A. WOLF, II                                                Assistant Vice President and Manager, Westborough Office
     Vice President, Commercial Loans                             Worcester
     THOMAS J. ALLAIN                                                MICHAEL D. THIBEAULT
     Assistant Vice President, Commercial Loans                      Senior Vice President
     SANDRA J. MACK                                                  WILLIAM H. GREENE
     Assistant Vice President and Manager, Summer Street Office      Vice President, Commercial Loans
     KAREN E. SACCO                                                  DANIEL F. SHIMKUS, Jr.
     Manager, Main Street Office                                     Vice President, Commercial Loans
     KATHY A. FRIEND                                                 MICHAEL A. OLSON
     Loan Administration Manager                                     Commercial Loan Officer
  Special Asset Administration                                       LYNNE B. ELLIS
     DIANE WHITTEN                                                   Assistant Vice President and Manager, Brosnihan Square Office
     Senior Vice President, Loan Resolution                          PAULINE M. RICE
  Marketing                                                          Assistant Vice President and Manager, Greendale Office
     CHARLES B. TROCCIA                                              LISA A. QUERCIO
     Senior Vice President                                           Manager, Southwest Commons Office
     MARYELLEN MARA
     Assistant Marketing Manager

                           Safety Fund National Bank

                       The One You've Been Looking For.


  Worcester    Finchburg    Gardner    Leominster    Lunenburg    Westborough
  791-6271     343-6406    632-1150     537-6426     582-0321      366-7575

           Member FDIC/Equal Opportunity Lender/Equal Housing Lender